AGREEMENT AND PLAN OF MERGER

by and among

Boston Scientific Corporation,

PINEHURST MERGER SUB, INC.

and

Penumbra, Inc.

Dated as of January 14, 2026

TABLE OF CONTENTS

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EXHIBITS

Exhibit A – Second Amended and Restated Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER, dated as of January 14, 2026 (this “Agreement”), by and among Boston Scientific Corporation, a Delaware corporation (“Parent”), Pinehurst Merger Sub, Inc. , a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Penumbra, Inc., a Delaware corporation (the “Company” and together with Parent and Merger Sub, collectively, the “parties” and each individually a “party”). All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 9.03 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation in the Merger and a wholly owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Merger and the other Transactions (as defined below) to be consummated by the Company are advisable to, fair to, and in the best interests of, the Company and its stockholders, (b) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by the Company, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub has (a) determined that this Agreement, the Merger and the other Transactions to be consummated by Merger Sub are advisable to, fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) duly authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions to be consummated by it, including the Merger, and (c) resolved to recommend adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, the board of directors of Parent (the “Parent Board”) has duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions to be consummated by it; and

WHEREAS, upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, will be canceled and converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions of and any exceptions in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I

THE MERGER

Section 1.01          The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and a wholly owned Subsidiary of Parent.

Section 1.02          Closing. Unless this Agreement shall have been validly terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place by electronic exchange of the required closing deliverables at 8:00 a.m., New York time, on the fifth (5th) Business Day after the satisfaction or written waiver (where permissible under applicable Law) of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing (subject to their satisfaction or written waiver, where permissible)), unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03          Effective Time. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by and in accordance with Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL, such date and time hereinafter referred to as the “Effective Time”.

Section 1.04          Effects of the Merger As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05          Certificate of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company as in effect as of the date of this Agreement (the “Company Charter”) shall be amended and restated in its entirety to read the same as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law. Parent and the Company shall take such actions reasonably necessary to cause the Third Amended and Restated Bylaws of the Company as in effect as of the date of this Agreement (the “Company Bylaws”) to be amended and restated in their entirety pursuant to the Merger to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Penumbra, Inc.”), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

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Section 1.06          Directors and Officers of the Surviving Corporation. Unless otherwise designated by Parent prior to the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (b) the officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.07          Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Article II

EFFECTS ON SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01          Effects on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)               Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than Canceled Shares or Dissenting Shares (collectively, the “Excluded Shares”), shall, subject to Section 2.02, be canceled and shall be converted automatically into the right to receive, at the election of the holder thereof in accordance with, and subject to the terms, conditions and procedures set forth in this Article II, the following consideration (collectively with, if applicable, cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h), the “Merger Consideration”), in each case, without interest:

(i)                 for each Share with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or changed pursuant to Section 2.03 (collectively, the “Stock Election Shares”), 3.8721 (the “Exchange Ratio”) validly issued, fully paid and non-assessable Parent Shares (the “Stock Consideration”);

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(ii)              for each Share with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or changed pursuant to Section 2.03 (collectively, the “Cash Election Shares”), $374.00 in cash, without interest (the “Cash Consideration”); and

(iii)            for each Share other than Shares as to which a Stock Election or a Cash Election has been effectively made and not revoked or changed pursuant to Section 2.03 (collectively, the “Non-Election Shares”), the right to receive such Merger Consideration as is determined in accordance with this Article II.

(b)               No Further Rights. Each Share to be converted into the right to receive the Merger Consideration as provided in this Article II shall, at the Effective Time, no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of Certificates or Book-Entry Shares, which immediately prior to the Effective Time represented such Shares, shall, from and after the Effective Time, cease to have any rights with respect to such Shares other than the right to receive, upon surrender or transfer of such Certificates or Book-Entry Shares in accordance with Section 2.04, the Merger Consideration.

(c)               Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly owned Company Subsidiary and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto (collectively, “Cancelled Shares”).

(d)               Shares of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.02          Proration.

(a)               Notwithstanding anything in this Agreement to the contrary, the total number of Shares that shall be entitled to receive the Cash Consideration pursuant to Section 2.01(a) shall be equal to 73.26% of the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) (the “Maximum Cash Share Number”), and the total number of Shares that shall be entitled to receive the Stock Consideration pursuant to Section 2.01(a) shall be equal to 26.74% of the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), in each case, rounded to the nearest whole number.

(b)               Promptly after (and in any event no later than five (5) Business Days after) the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:

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(i)                 if the aggregate number of Shares with respect to which Cash Elections shall have been made (which for this purpose shall, subject to Section 2.08, be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Election Number”) equals or exceeds the Maximum Cash Share Number, then (A) all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration, and (B) all Cash Election Shares of each holder of record of Shares (each, a “Holder”) to be converted into the right to receive the Merger Consideration will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such Holder by (2) a fraction, the numerator of which is the Maximum Cash Share Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.01(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such Holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)              if the Cash Election Number is less than the Maximum Cash Share Number (the amount by which the Maximum Cash Share Number exceeds the Cash Election Number, the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A)             if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (1) the number of Non-Election Shares held by such holder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.01(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares, if any, being converted into the right to receive the Stock Consideration; or

(B)              if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 2.01(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

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Section 2.03          Election Procedures.

(a)               An election form (the “Election Form”), including a letter of transmittal and related instructions, which Election Form and such other documents shall be in the form as Parent and the Company shall reasonably agree upon, shall be initially mailed not less than twenty (20) Business Days prior to the anticipated Election Deadline or on such other date as Parent and the Company shall mutually agree (the “Mailing Date”) to each Holder as of the close of business on the fifth (5th) Business Day prior to the Mailing Date or on such other date as Parent and the Company shall mutually agree (the “Election Form Record Date”).

(b)               Parent shall make available one or more Election Forms (and other related documents) as may reasonably be requested from time to time by all persons who become record Holders between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(c)               Each Election Form shall permit the Holder to specify: (i) the number such Holder’s Shares with respect to which such holder makes a Cash Election; and (ii) the number of such Holder’s Shares with respect to which such Holder makes a Stock Election.

(d)               Any Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the date that is five (5) Business Days prior to Parent’s good faith estimate of the Closing Date (or such other time and date as Parent and the Company shall agree) (the “Election Deadline”) (other than Excluded Shares) shall be deemed to be Non-Election Shares. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline at least five (5) Business Days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e)               Any election shall have been effective only if the Exchange Agent shall have actually received a properly completed Election Form (including any required letter of transmittal, any Certificates and any other documents required by the Election Form) or any required letter of transmittal and the related instructions, by the Election Deadline. If any Election is not properly made with respect to any Shares, such Election shall be deemed to be not in effect, and the Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made. Any Election Form may be revoked or changed by the authorized person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the Company Common Shares represented by such Election Form shall become Non-Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such Shares prior to the Election Deadline. All elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof. If an election is revoked, any Certificates and other documents received by the Exchange Agent shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

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(f)                Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(g)               As promptly as practicable following the Effective Time, and in no event later than the third (3rd) Business Day thereafter, the Exchange Agent shall make all computations contemplated by Section 2.01(a).

(h)               Without limitation of Section 6.01, the Company and Parent shall solicit Cash Elections, Stock Elections and Mixed Elections under this Agreement in compliance with, and shall make any and all filings that are necessary or advisable under, all applicable rules and regulations of the SEC.

Section 2.04          Exchange Procedures and Exchange Fund.

(a)               Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company (the “Exchange Agent”), and enter into an exchange agent agreement, in form and substance reasonably acceptable to the Company (the “Exchange Agent Agreement”), with such Exchange Agent for the purpose of exchanging (i) certificates that represented Shares (the “Certificates”) and (ii) Shares represented by book-entry (“Book-Entry Shares”) for the Merger Consideration in accordance with this Article II. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the Holders (other than holders of Excluded Shares), (x) evidence of shares in book-entry form representing the Parent Shares required to be issued pursuant to Section 2.01(a) in exchange for outstanding Shares (other than Excluded Shares) and (y) cash in an amount sufficient to pay the aggregate Cash Consideration required to be paid pursuant to Section 2.01(a) (such evidence of shares in book-entry form and cash so deposited being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Any cash included in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, and that such investments shall only be invested in the manner provided in the Exchange Agent Agreement. In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.01(a)(ii) and the payment of any cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) or any dividends or other distributions payable pursuant to Section 2.04(h), Parent shall promptly deposit, or cause to be deposited, with the Exchange Agent such additional funds to ensure that the Exchange Fund, at all relevant times, is maintained at a level sufficient to make such payments. Any net profit resulting from, or interest or income produced by, such investments shall be the property of, and payable to, Parent.

(b)               Exchange Procedures. As promptly as practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate,

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the underlying Shares of which were converted into the right to receive the Merger Consideration (and cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e)) at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if any) shall pass, only upon delivery of such Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent, and shall otherwise be in customary form and have such other provisions as Parent or the Exchange Agent may reasonably specify; and (ii) instructions for effecting the surrender of Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration (and cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h)) for each Share formerly represented by such Certificates. Any Certificates so surrendered shall forthwith be canceled. The Merger Consideration (and cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h)) paid upon the surrender for exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates. If payment of the Merger Consideration (or cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h)) is to be made to a person other than the person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the person requesting such payment shall have paid any transfer or other Taxes required by reason of the payment of the Merger Consideration (or cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h)) to a person other than the registered holder of the Certificate so surrendered or shall have established to the satisfaction of the Exchange Agent that such Taxes either have been paid or are not payable. Any holder of Book-Entry Shares shall not be required to deliver a Certificate to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), the Merger Consideration (and cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h)) payable for each such Book-Entry Share. Payment of the Merger Consideration (or cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h)) with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (or cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h)) as contemplated by this Agreement. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

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(c)               No Further Rights. From and after the Effective Time, holders of Shares shall cease to have any rights with respect to such Shares and as stockholders of the Company, except as provided herein or by Law.

(d)               Exchange Fund. Parent shall cause the Exchange Agent to hold any portion of the Exchange Fund that remains undistributed to the holders of Shares (other than Excluded Shares) for not less than twelve (12) months after the Effective Time, after which time such portion of the Exchange Fund shall be maintained or distributed by the Exchange Agent pursuant to the terms of the Exchange Agent Agreement. Neither Parent nor the Surviving Corporation shall be liable to any person in respect of any Merger Consideration (or cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e)) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)               No Fractional Shares. No certificates or scrip representing fractional shares or book-entry credit of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or upon the conversion of Book-Entry Shares or Company Equity Awards, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each Holder or a holder of Company Equity Awards who otherwise would have been entitled to a fraction of a Parent Share or Parent Shares shall receive in lieu thereof cash (rounded to the nearest cent) (x) equal to the product obtained by multiplying (i) the fractional share interest to which such person (after taking into account (A) all Shares formerly represented by all Certificates surrendered by such holder and all Book-Entry Shares or (B) in the case of holders of Company Equity Awards, all Shares that were subject to Company Equity Awards that were formerly held by such holder and were converted into the right to receive the Stock Consideration) would otherwise be entitled by (ii) the Parent Stock Price or (y) pursuant to other customary procedures and methodologies used by the Exchange Agent. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.

(f)                Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options or Company RSUs (including through participation in the Company ESPP) such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state or local Tax Laws and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction or withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

(g)               Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by the Surviving Company, an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Company, the Exchange Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

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(h)               Dividends. Subject to applicable Law, there shall be paid to the holder of the Parent Shares issued in exchange for Certificates or Book-Entry Shares pursuant to Section 2.04(b), without interest, (i) at the time of delivery of such Parent Share by the Exchange Agent pursuant to Section 2.04(b), the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such Parent Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to such delivery of such Parent Share by the Exchange Agent pursuant to Section 2.04(b), and a payment date subsequent to such delivery of such Parent Share by the Exchange Agent pursuant to Section 2.04(b), payable with respect to such Parent Shares.

Section 2.05          Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

Section 2.06          Company Options; Company RSUs; Company ESPP.

(a)               At the Effective Time, each outstanding and unexercised option to purchase Shares granted prior thereto under any Company Stock Plan (other than any option granted under the Company ESPP) (each, a “Company Option”), whether vested or unvested, with an exercise price per Share that is less than the Equity Award Consideration Value, shall, by virtue of the Merger and without further action on the part of the holder thereof, be canceled and converted into the right to receive, subject to reduction of the Option Cost, for each Share underlying such Company Option, (i) an amount in cash equal to the Equity Award Cash Consideration (the “Option Cash Consideration”) plus (ii) the Equity Award Stock Consideration. The per Share exercise price of such Company Option and any deduction and withholding under applicable Tax Laws (the amount of such exercise price per Company Option, together with any deductions and withholdings, the “Option Cost”) shall first reduce the Option Cash Consideration payable with respect to such Company Option until such Option Cash Consideration is zero, and next, if the Option Cost is greater than the Option Cash Consideration payable with respect to such Company Option (such excess, if any, the “Excess Option Cost”), the Equity Award Stock Consideration issuable with respect to such Company Option shall be reduced by a number of Parent Shares equal to (x) such Excess Option Cost divided by (y) the Parent Stock Price, rounded up to the nearest whole share. Parent shall issue the Equity Award Stock Consideration issuable with respect to such Company Option and shall cause the Surviving Corporation to pay the Option Cash Consideration payable in respect of such Company Option, in each case, as it will be reduced pursuant to, and as contemplated by, this Section 2.06(a), as promptly as practicable following (and in no event later than thirty (30) calendar days following) the Effective Time. The Surviving Corporation shall remit any Option Cost associated with deductions and withholdings to the appropriate Governmental Authority in cash, and such remitted amount shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option in cash.

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(b)               At the Effective Time, each Company Option, whether vested or unvested, that has an exercise price per Share that is equal to or greater than the Equity Award Consideration Value, shall, by virtue of the Merger and without any further action on the part of the holder thereof, be canceled without the payment of consideration.

(c)               At the Effective Time, each restricted stock unit award granted under any Company Stock Plan (each, a “Company RSU”) which is outstanding as of immediately prior to the Effective Time and that (i) was granted prior to January 1, 2026, (ii) was granted in respect of a performance period ending prior to January 1, 2026 (other than the SIP Awards), (iii) is vested but not yet settled as of immediately prior to the Effective Time, (iv) by its terms becomes vested in all respects as a result of the occurrence of the Closing or (v) is held by a non-employee member of the Company Board or an officer of the Company listed on Section 2.06(c) of the Company Disclosure Schedule (collectively, the “Accelerated RSUs”), shall, by virtue of the Merger and without further action on the part of the holder thereof, to the extent not vested, vest and be canceled and converted into the right to receive, subject to any reduction of the RSU Cost, the Equity Award Consideration for each Share underlying such Accelerated RSU. To the extent the Equity Award Consideration payable and issuable in respect of an Accelerated RSU is subject to deduction and withholding under applicable Tax Laws (the aggregate amount of such deductions and withholdings, the “RSU Cost”), such RSU Cost shall first reduce the Equity Award Cash Consideration payable with respect to such Accelerated RSU until such Equity Award Cash Consideration is zero, and next, if the RSU Cost is greater than the Equity Award Cash Consideration payable with respect to such Accelerated RSU (such excess, if any, the “Excess RSU Cost”), the Equity Award Stock Consideration issuable with respect to such Accelerated RSU shall be reduced by a number of Parent Shares equal to (x) such Excess RSU Cost divided by (y) the Parent Stock Price, rounded up to the nearest whole share. Parent shall issue the Equity Award Stock Consideration issuable with respect to such Accelerated RSU and shall cause the Surviving Corporation to pay the Equity Award Cash Consideration payable with respect to such Accelerated RSU, in each case, as it may be reduced pursuant to, and as contemplated by, this Section 2.06(c), as promptly as practicable following (and in no event later than thirty (30) calendar days following) the Effective Time; provided, that no Equity Award Consideration shall be delivered to the extent it would result in the incurrence of a penalty Tax under Section 409A of the Code, and instead, any delivery shall be made on the earliest date possible without incurring any such penalty Tax. The Surviving Corporation shall remit any RSU Cost to the appropriate Governmental Authority in cash, and such remitted amount shall be treated for all purposes of this Agreement as having been paid to the holder of such Accelerated RSU in cash.

(d)               At the Effective Time, each outstanding Company RSU (including any Company RSU not yet formally granted that relates to an outstanding award pursuant to a contractual commitment to deliver Company RSUs under a sales incentive plan (the “SIP Awards”)) and any Performance Contingent RSUs) that is not an Accelerated RSU (each, a “Converted RSU”) shall, by virtue of the Merger and without further action on the part of the holder thereof, be deemed outstanding immediately prior to the Effective Time and any applicable performance condition for any incomplete performance periods shall be reasonably assessed based on actual performance through the Effective Time, and assumed by Parent and converted into a restricted stock unit award denominated in Parent Shares.

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Each Converted RSU shall continue to have and be subject to the vesting terms set forth in Section 5.01(b)(x) of the Company Disclosure Schedule and such other terms and conditions as were applicable to such Company RSU pursuant to the award agreement evidencing such Company RSU award before the Effective Time, except that: (i) each Converted RSU shall be in respect of that number of Parent Shares equal to the sum of (A) the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock underlying such Company RSU and (2) the Equity Award Stock Consideration, plus (B) the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock underlying such Company RSU and (2) the Conversion Ratio; and (ii) each Converted RSU shall be subject to such terms and conditions that become operative and applicable pursuant to its terms in connection with the Closing.

(e)               The Company shall take all actions necessary to ensure that after the date hereof: (i) no new offering or purchase periods commence under the Company ESPP; (ii) no new participants are permitted into the Company ESPP; and (iii) no existing participant in the Company ESPP as of the date hereof increases such participant’s election with respect to any purchase period in effect as of the date hereof. To the extent that any purchase period in effect on the date hereof is scheduled to remain in effect as of the Effective Time (the “Final Purchase Period”), the Company shall provide at least ten (10) Business Days’ prior written notice of the Closing Date to each participant in the Final Purchase Period and, following the receipt of such notice, such participants shall have the right to terminate their outstanding purchase rights under the Company ESPP effective as of the day immediately prior to the Closing Date. The Company shall take all actions necessary to, contingent upon the occurrence of the Closing, terminate the Company ESPP as of immediately prior to the Effective Time, and effective as of such termination, all outstanding purchase rights under the Company ESPP shall be terminated without being exercised. All payroll deductions and contributions accumulated by each participant as of such termination (and not previously used to purchase Shares) shall be returned to such participant as promptly as practicable in accordance with the terms of the Company ESPP, without interest and subject to applicable withholding in accordance with Section 2.04. No Shares shall be issued in respect of any purchase period that is outstanding as of such termination, and no further rights shall accrue under the Company ESPP after such termination. If requested by Parent in writing not less than ten (10) Business Days prior to the Closing Date, the Company shall take such actions as are reasonably requested to permit Continuing Employees to participate in the Parent ESPP following the Effective Time, subject to the terms of the Parent ESPP and applicable Law; provided that nothing herein shall obligate Parent to offer participation in the Parent ESPP. Any Shares reserved for issuance under the Company ESPP that are not issued prior to the Effective Time shall cease to be reserved for issuance thereunder. The actions contemplated by this Section 2.06(e) shall be effected in a manner intended to comply with Section 423 of the Code, as applicable.

(f)                Prior to the Effective Time, the Company Board (or the compensation committee (or equivalent committee) of the Company Board) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.06. As of the Effective Time, each holder of a Company Equity Award shall cease to have any rights with respect to Shares, except as otherwise described in this Section 2.06. The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any person pursuant to or in settlement of any Company Equity Award.

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Section 2.07          Certain Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares or Parent Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.08          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder or beneficial holder that or who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and that or who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive only the payment provided by Section 262 of the DGCL. If any such holder or beneficial holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL, then the right of such holder or beneficial holder to receive such payment in respect of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Cash Consideration and shall no longer be Dissenting Shares. The Company shall give Parent prompt notice and copies of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, approve any withdrawal of any such demands or agree to do any of the foregoing.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) or (b) other than with respect to Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.09(a), Section 3.24, Section 3.25 and Section 3.27, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as disclosed in any Company SEC Reports filed after December 31, 2024 and prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with the U.S. Securities and Exchange Commission (the “SEC”) on or after the date of this Agreement and (ii) excluding (A)  any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein) and (B) any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

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Section 3.01          Organization and Qualification. The Company is a corporation, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so validly existing and in good standing would not have a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

Section 3.02          Certificate of Incorporation and By-Laws.

(a)               The Company has made available to Parent a true and complete copy of the Company Charter and the Company Bylaws, and the Company is not in violation of any provisions of the Company Charter or the Company Bylaws.

(b)               The Company has made available to Parent a true and complete copy of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, each as in effect as of the date of this Agreement. Each such certificate of incorporation and by-laws (or equivalent organizational documents) is in full force and effect. None of the Company Subsidiaries is in material violation of any of the provisions of its certificate of incorporation or by-laws (or equivalent organizational documents).

Section 3.03          Capitalization.

(a)               The authorized share capital of the Company consists of (i) 300,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”).

(b)               As of January 12, 2026 (the “Capitalization Date”): (i) 39,229,670 Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and not subject to preemptive (or similar) rights; (ii) no Shares were held in the treasury of the Company; (iii) no Shares were held by the Company Subsidiaries; (iv) no shares of Company Preferred Stock were issued and outstanding; (v) 6,067,836 Shares (including (A) 5,376 Shares subject to outstanding Company Options and (B) 548,931 Shares subject to outstanding Company RSUs were reserved for future issuance in connection with the Company Stock Plans (other than the Company ESPP) (including 104,660 Company RSUs the issuance of which is subject to performance conditions (the “Performance Contingent RSUs”) (based on the Company’s estimate, as of January 12, 2026, regarding the satisfaction of any market or performance conditions for such Performance Contingent RSUs); and (vi) 591,124 Shares were reserved for future issuance in connection with the Company ESPP. No Company Options are subject to satisfaction of any market or performance conditions. All Shares subject to issuance as aforesaid,

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upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(c)               The Company has previously provided a true, correct and complete list, as of the Capitalization Date, of (i) the number of Shares subject to each outstanding Company Option (assuming satisfaction of any market or performance conditions at maximum levels), the name of the holder, the exercise price, the grant date, the exercise period and vesting schedule of each such Company Option and the Company Stock Plan pursuant to which the Company Option was granted and (ii) the number of Shares subject to each outstanding Company RSU (including Performance Contingent RSUs (assuming the satisfaction of any market or performance conditions at maximum levels for Performance Contingent RSUs that have not yet been achieved and assuming satisfaction of any market or performance conditions at actual levels for Performance Contingent RSUs for which performance has been achieved)), the name of the holder, the grant date, the vesting schedule and settlement date, and the Company Stock Plan pursuant to which such Company RSU was granted. Since the Capitalization Date through the date hereof, the Company has not issued any Shares, Company Options, Company RSUs or other Equity Interests other than pursuant to Company Options and Company RSUs that were outstanding as of the Capitalization Date. There are no Company Options with early exercise features outstanding or restricted stock awards granted under any Company Stock Plan that were issued in connection with the early exercise of a Company Option.

(d)               There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of any member of the Company Group issued and outstanding or reserved for issuance. There are no outstanding obligations under Contract or otherwise of any member of the Company Group to repurchase, redeem or otherwise acquire any Equity Interests of any member of the Company Group or any other person, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Equity Interests of any member of the Company Group or any other person, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any member of the Company Group or any other person. None of the Company nor any other member of the Company Group is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any Equity Interests or any other Contract relating to disposition, voting or dividends with respect to any Equity Interests.

(e)               Section 3.03(e) of the Company Disclosure Schedule sets forth a true and complete list of each Company Subsidiary and for each such Company Subsidiary (i) its state, country or other jurisdiction of formation or organization, (ii) its directors and officers, and (iii) the percentage of the outstanding capital stock or equivalent equity interests owned by the Company and each other Company Subsidiary. Each such Company Subsidiary is a corporation or other entity validly existing and in good standing (or the equivalent concept to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization. Each Company Subsidiary is duly qualified, licensed or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires such qualification, license or authorization, except where the failure to be so qualified, licensed or authorized or in good standing would not have a Company Material Adverse Effect.

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Each Company Subsidiary has all requisite corporate power and authority and all permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such permits would not have a Company Material Adverse Effect. Except as set forth on Section 3.03(e) of the Company Disclosure Schedule, the Company does not directly or indirectly own any Equity Interest in any corporation, partnership, joint venture or other business association or entity.

(f)                Each outstanding Equity Interest that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such Equity Interest is owned by the Company or a Company Subsidiary free and clear of all Liens (other than Permitted Liens).

(g)               Except as set forth in this Section 3.03, there are no outstanding Company Equity Awards or Equity Interests of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, sell or grant any Company Equity Awards or Equity Interests of the Company or any Company Subsidiary.

Section 3.04          Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions to be consummated by it (subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions to be consummated by it have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions to be consummated by it (subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) (the “Enforceability Exceptions”).

Section 3.05          No Conflict; Required Filings and Consents.

(a)               The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions to be consummated by it will not, (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate the Company Charter, the Company Bylaws or the certificate of incorporation and by-laws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming that all waiting period terminations or expirations, consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken and the Company Stockholder Approval has been obtained, conflict with or violate any federal, state, local or non-U.S. law, common law, statute, ordinance or law, or any executive order, rule, regulation, standard,

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Order or agency requirement of any Governmental Authority (“Law”) applicable to the Company Group or by which any property or asset of the Company Group is bound, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by any member of the Company Group under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of any benefit under, or the creation of any Lien on the properties or assets of the Company Group pursuant to, any Contract to which a member of the Company Group is a party or by which a member of the Company Group or any property or asset of a member of the Company Group is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b)               The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, tribunal, or judicial or arbitral body, commission, agency or official, including any political subdivision thereof, or the NYSE or any self-regulatory organization (a “Governmental Authority”), except for (i) compliance with any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and any other applicable securities laws, (ii) compliance with the rules and regulations of the NYSE, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and such other Antitrust Laws or Foreign Investment Laws set forth on Section 3.05(b) of the Company Disclosure Schedule and (v) any other actions or filings (A) required solely by reason of the participation of Parent or Merger Sub (as opposed to any third party) in the transactions contemplated hereby or (B) the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06          Permits. Except as would not have a Company Material Adverse Effect, each member of the Company Group is in possession of all licenses, permits, approvals, accreditations, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, clearances, billing or provider numbers, waivers, orders, operating certificates of any Governmental Authority applicable to it and necessary for each such entity to own, lease, license, sublease, use, occupy and operate its assets and properties or to carry on its business as it is now being conducted (the “Company Permits”), and each such Company Permit held by the Company or a Company Subsidiary is in full force and effect. Except as would not have a Company Material Adverse Effect, each member of the Company Group has timely submitted all renewal applications, reports, forms, registrations and documents required to be filed and paid all fees and assessments in connection with the Company Permits and has not received any written notice from a Governmental Authority alleging that it has failed to hold any Company Permits. Except as would not have a Company Material Adverse Effect, no member of the Company Group is, or since January 1, 2024, has been, in conflict with, or in default, breach or violation of, any Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound.

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Except as would not have a Company Material Adverse Effect: (i) each member of the Company Group is in compliance with the rules and regulations of the Governmental Authority issuing such Company Permits; (ii) there is not pending or, to the Knowledge of the Company, threatened in writing, before any other Governmental Authority any proceeding, notice of violation, order of forfeiture or complaint or investigation against any member of the Company Group relating to any conflict with, or default, breach or violation of, any of the Company Permits or any actual or threatened revocation, cancellation, termination, suspension, restriction, adverse modification or non-renewal of any such Company Permit; and (iii) the actions of the applicable Governmental Authorities granting all Company Permits have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened in writing, any application, petition, objection or other pleading with any other Governmental Authority which challenges or questions the validity of or any rights of the holder under any Company Permit.

Section 3.07          Compliance.

Except as would not have a Company Material Adverse Effect:

(a)               the businesses of the Company and each Company Subsidiary are, and since January 1, 2024, have been conducted in compliance with, and neither the Company nor any of the Company Subsidiaries is, or since January 1, 2024, has been, in violation of, in each case, any Laws applicable to such entity or by which any property or asset of such entity is bound;

(b)               no investigation by any Governmental Authority with respect to any member of the Company Group is pending or threatened in writing, nor has any Governmental Authority indicated in writing to the Company Group an intention to conduct the same;

(c)               no member of the Company Group is or has been, and none of their respective employees, directors or officers is or has been, suspended or debarred from doing business by any Governmental Authority or declared ineligible for government contracting, and no such suspension or debarment action has been commenced;

(d)               no independent contractor that provides services to the Company Group is or has been, suspended or debarred from doing business by any Governmental Authority or declared non-responsible or ineligible for government contracting, and no such suspension or debarment action has been commenced; and

(e)               the Company has not received any complaints through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding alleged violations of applicable Law.

Section 3.08          Reports; SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)               The Company has timely filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since January 1, 2024 (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Reports”).

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As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (i) were prepared (and any Company SEC Reports filed after the date hereof will have been prepared), in all material respects, in accordance with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)               Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end adjustments).

(c)               The Company maintains a system of internal controls over financial reporting (as defined in Rules 3a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the directors of the Company and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company Group’s assets that could have a material effect on the Company’s consolidated financial statements. The Company (A) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

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(d)               No member of the Company Group is a party to, or has any commitment to become a party to, any securitization transaction, joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Company Group in the Company’s published financial statements included in the Company SEC Reports.

(e)               Neither the Company nor any Company Subsidiary has any liability or obligation of any nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or the notes thereto (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company as at December 31, 2024 (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Latest Balance Sheet”), (ii) incurred in connection with the Transactions, or (iii) incurred in the ordinary course of business since December 31, 2024 and that would not have a Company Material Adverse Effect.

(f)                Since January 1, 2024, subject to any applicable grace periods, the Company has been in and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of the NYSE (including the requirement to adopt a compensation recovery policy in accordance with the NYSE Listed Company Manual Section 303A.14, as required by Rule 10D-1 of the Exchange Act).

(g)               As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Reports and none of the Company SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review. There are no formal investigations by the Company Board, the SEC or any other Governmental Authority that are pending, or, to the Knowledge of the Company, any inquiries or investigations by the SEC or any other Governmental Authority that are threatened in writing, in each case regarding any accounting practices of the Company or any Company Subsidiary.

Section 3.09          Absence of Certain Changes or Events.

(a)               Since December 31, 2024, through the date of this Agreement, there has not been a Company Material Adverse Effect.

(b)               Since December 31, 2024, through the date of this Agreement, (i) except in connection with the Transactions, the members of the Company Group have conducted their businesses in the ordinary course of business and (ii) no member of the Company Group has taken action that, if taken after the date hereof, would constitute a violation of Section 5.01(b)(i), (iii)-(vii), (xii)-(xviii) and, with respect to the foregoing, (xix).

Section 3.10          Absence of Litigation. As of the date of this Agreement, except as would not have a Company Material Adverse Effect (a) there is no litigation, suit, claim, action, arbitration, mediation, proceeding or investigation (an “Action”) pending or,

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to the Knowledge of the Company, threatened in writing against the Company Group, or any property or asset of the Company Group (or, to the Knowledge of the Company, any director or officer of the Company Group in such capacity as director or officer), and (b) no member of the Company Group nor any property or asset of the Company Group is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority or any Order of any Governmental Authority.

Section 3.11          Employee Benefit Plans.

(a)               Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all material Plans. With respect to each material Plan, the Company has made available to Parent true, correct and complete copies of such Plan (or a description, if such Plan is not written) and all material amendments thereto, together with a copy of (if applicable): (i) each summary plan description and summary of material modifications; (ii) the most recently filed Internal Revenue Service (the “IRS”) Form 5500; (iii) the most recent IRS determination letter, (iv)  all material non-routine documents and correspondence relating thereto received from or provided to the Department of Labor, the IRS or any other Governmental Authority since January 1, 2024; and (v) the current employee handbooks.

(b)               Neither the Company nor any ERISA Affiliate has ever maintained, contributed to or been obligated to contribute to, or has (or could reasonably be expected to have) any liability with respect to, any plan, program, fund, or arrangement that constitutes a (i) defined benefit pension plan or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) multiemployer plan within the meaning of Section 3(37) of ERISA, or (iii) multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Neither the Company nor any of the Company Subsidiaries has any liability in respect of, and no Plan provides or promises, any post-employment health or life insurance or similar benefits to any Employee or Non-Employee Service Provider except as required under Section 4980B of the Code or any other Law.

(c)               With respect to each Plan, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company or any of the Company Subsidiaries could be subject to any liability under the terms of such Plan or under applicable Law, except as would not reasonably be expected to have a Company Material Adverse Effect.

(d)               Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Plan.

(e)               Each Plan has been established, maintained and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws and regulatory guidance issued by any Governmental Authority, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f)                With respect to any Plan, as of the date of this Agreement and except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no Actions (other than routine claims for benefits in the ordinary course), including any filed in any court or with the Equal Employment Opportunity Commission or any similar Governmental Authority, are pending or are threatened in writing and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened in writing.

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(g)               Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Employee or Non-Employee Service Provider following, or in connection with, the Transactions) (i) entitle any Employee or Non-Employee Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any Company Subsidiary; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any Employee or Non-Employee Service Provider; or (iii) limit or restrict the right of the Company or any Company Subsidiary or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans. None of the Plans in effect immediately prior to the Closing (or any other Contract) would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the Transactions) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any person for any Tax incurred by such person, including under Section 409A or Section 4999 of the Code.

(h)               Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Employee or Non-Employee Service Provider following, or in connection with, the Transactions) (i) entitle any Employee or Non-Employee Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any Company Subsidiary; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any Employee or Non-Employee Service Provider; or (iii) limit or restrict the right of the Company or any Company Subsidiary or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans. None of the Plans in effect immediately prior to the Closing (or any other Contract) would reasonably be expected to result separately or in the aggregate, as a result of or in connection with this Agreement or the Transactions, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any person for any Tax incurred by such person, including under Section 409A or Section 4999 of the Code.

(i)                 With respect to each Plan that is maintained outside of the United States or that provides benefits to Non-Employee Service Providers outside of the United States, (i) from and after the Closing, Parent and its Subsidiaries shall receive the full benefit of any such funds, accruals or reserves under such Plan; and (ii) each such Plan required to be registered with applicable Governmental Authority has been registered and has been maintained in good standing, except as would not reasonably be expected to have a Company Material Adverse Effect.

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Section 3.12          Labor and Employment Matters.

(a)               Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, works council arrangement or other labor union contract applicable to Employees (each, a “Labor Agreement”), nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union or works council to organize any such Employees. As of the date of this Agreement, there are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Employees. As of the date of this Agreement, there is no strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company or any Company Subsidiary. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions. Neither the Company nor any Company Subsidiary has effectuated a “plant closing” or “mass layoff” as defined in the WARN Act during the one (1) year period preceding the date hereof.

(b)               The Company and each Company Subsidiary are and have been in compliance with all Laws relating to the employment of labor, including those related to wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment, collective bargaining and the payment and withholding of Taxes, except as would not reasonably be expected to have a Company Material Adverse Effect. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened in writing against the Company or any Company Subsidiary before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any person, except as would not reasonably be expected to have a Company Material Adverse Effect.

(c)               Since January 1, 2024, there have not been any filed civil or criminal complaints or charges alleging sex-based discrimination, sexual harassment or sexual misconduct, or breach of any sex-based discrimination, sexual harassment or sexual misconduct policy of the Company or any Company Subsidiary relating to the foregoing, in each case involving any Employee or Non-Employee Service Provider while serving in such capacity. Neither the Company nor any Company Subsidiaries have entered into any settlement agreement or similar out-of-court or pre-litigation arrangement relating to any of the matters described in this Section 3.12(c).

Section 3.13          Real Property; Title to Assets.

(a)               Section 3.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned by the Company or any of the Company Subsidiaries (collectively, the “Owned Real Property”).

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(b)               Except as would not have a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid fee title to each parcel of Owned Real Property, in each case free and clear of all Liens and defects in title, except for Permitted Liens.

(c)               Except as would not have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries (i) has valid, legally binding, enforceable and subsisting leasehold or other interests under all the existing leases, subleases, sub-subleases, licenses or other Contracts granting occupancy for the Leased Real Property (collectively, the “Company Leases”), free and clear of all Liens, except Permitted Liens, and (ii) has the right to exclusive possession of each Leased Real Property. There are no options, rights of first refusal, rights of first offer or other similar rights which give any party a right to purchase or acquire any interest in any Leased Real Property or any part thereof.

(d)               Each Company Lease is in full force and effect and is valid, binding and enforceable against the Company or the applicable Company Subsidiary and, to the Company’s Knowledge, each other party thereto in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. Except as would not have a Company Material Adverse Effect, there is no default under any Company Lease either by any member of the Company Group or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by any member of the Company Group thereunder. True and complete copies of each Company Lease and all amendments, modifications and supplements thereto have been made available to Parent.

(e)               Except as would not have a Company Material Adverse Effect, the Company Group has valid and subsisting ownership interests in all of the tangible personal property reflected in the Latest Balance Sheet as being owned by the Company Group or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens.

Section 3.14          Taxes.

(a)               Each member of the Company Group (i) has timely filed (taking into account any extension of time to file granted or obtained) all income and other material Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects and (ii) has timely paid all material Taxes required to be paid by them (whether or not shown as due on any Tax Return) except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. All material Taxes required to have been withheld by any member of the Company Group with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party have been timely withheld and remitted to the applicable Governmental Authority. Since December 31, 2024, through the date of this Agreement, no member of the Company Group has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would result in a material Tax liability of any member of the Company Group.

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(b)               There are no pending audits, examinations, investigations, refunds, litigation, proposed adjustments or other proceedings by a Governmental Authority in respect of any material Taxes or Tax Returns of any member of the Company Group, and, to the Knowledge of the Company, no such audits, examinations, investigations, refunds, litigation, proposed adjustments or other proceedings have been proposed in writing. No deficiency for any material Taxes has been asserted or assessed by any Governmental Authority in writing against any member of the Company Group, which deficiency has not been satisfied by payment, settled or been withdrawn or is not being contested in good faith in appropriate proceedings and for which such member of the Company Group has set aside adequate reserves in accordance with GAAP. There are no Liens for material Taxes on any of the assets of any member of the Company Group, other than Permitted Liens.

(c)               No member of the Company Group has any liability for (i) Taxes of another person (A) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company or any of the Company Subsidiaries) or (B) by reason of being party to any Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes and entered into in the ordinary course of business, or any agreement solely between or among the Company and the Company Subsidiaries) or (ii) material Taxes of another person as a transferee or successor of any other persons (other than members of the Company Group) by operation of applicable Law.

(d)               No member of the Company Group has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return, which claim has not been resolved prior to the date hereof, that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction. No member of the Company Group has currently in effect any waiver of any statute of limitations in respect of material Taxes or any agreement to any extension of time with respect to an assessment or deficiency for material Taxes.

(e)               No member of the Company Group was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past five (5) years.

(f)                No member of the Company Group has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any similar provision of state, local or non-U.S. Law.

(g)               No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of (i) any change in accounting method initiated by it or any other relevant party on or prior to the Closing Date, (ii) closing agreements pursuant to Section 7121 of the Code or any similar provision of state, local or non-U.S. Law entered into on or prior to the Closing Date, (iii) an installment sale or open transaction arising on or prior to the Closing Date, (iv) a prepaid amount received, or paid, on or prior to the Closing Date or (v) deferred gains arising from a transaction on or prior to the Closing Date.

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(h)               No member of the Company Group is or will be required to include any income under Section 965 of the Code.

Section 3.15          Material Contracts.

(a)               Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of each of the following types of Contracts (other than any Plans), including all amendments, supplements and modifications, to which a member of the Company Group is a party as of the date of this Agreement (such Contracts required to be set forth in such list, the “Material Contracts”):

(i)                 any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is currently in effect with respect to the Company or any Company Subsidiary that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, or any Company SEC Reports filed after the date of filing of such Form 10-K until the date hereof;

(ii)              any Contract for the purchase of materials, supplies, goods, services, equipment or other assets where annual payments made by a member of the Company Group, in any twelve (12)-month period commencing with the twelve (12)-month period ended December 31, 2025, exceeded or are expected to exceed $5,000,000 and such Contract is not cancelable without penalty or further payment and without more than ninety (90) calendar days’ notice, other than ordinary-course price quotes, purchase orders, invoices or Contracts ancillary to any main agreement governing the relationship between, and that do not materially alter the rights or obligations of, the applicable supplier, vendor or service provider and the applicable member of the Company Group;

(iii)            any Contract involving a distributor, partner or reseller of Company Products pursuant to which a member of the Company Group received payments or expects to receive payments, in any twelve (12)-month period commencing with the twelve (12)-month period ended December 31, 2025, in excess of $5,000,000 in the aggregate, other than ordinary-course price quotes, purchase orders, invoices or Contracts ancillary to any main agreement governing the relationship between, and that do not materially alter the rights or obligations of, the applicable customer and the applicable member of the Company Group;

(iv)             all customer Contracts with actual or expected annual revenues, in any twelve (12)-month period commencing with the twelve (12)-month period ended December 31, 2025, in excess of $5,000,000;

(v)               all Company IP Agreements (A) pursuant to which the Company or any of its Subsidiaries grants a third party a license, covenant not to sue or other permission to use any material Company Intellectual Property

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(other than non-exclusive licenses granted to customers or service providers in the ordinary course of business), (B) pursuant to which a third party grants the Company or any of its Subsidiaries a license, covenant not to sue or other permission to use any material Company Intellectual Property or (C) that are material to any of the Company Products (in each case, other than non-exclusive license agreements granted to the Company or any Company Subsidiary for standard, generally unmodified and commercially available shrink-wrap or off-the-shelf Software);

(vi)             any Contract containing any non-compete, right of first offer or negotiation, or right of first refusal provision or any similarly restrictive provision with respect to any line of business, person, property or geographic area that limits the business of the Company or any Affiliate of the Company;

(vii)          any Contract (A) obligating the Company or any Affiliate of the Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party, or granting any person “most favored nation” or similar status with respect to the Company Products or (B) under which any person has been granted the right to manufacture, sell, market or distribute any Company Product on an exclusive basis to any person or group of persons or in any geographical area;

(viii)        (A) all joint venture and partnership Contracts and (B) all Contracts that provide for, relate to or involve any sharing of revenues, profits or losses with one or more persons;

(ix)             any Contract relating to the disposition or acquisition by the Company or any Company Subsidiary of a material amount of assets or Equity Interests (A) after the date of this Agreement, other than the consignment or sale of inventory in the ordinary course of business, or (B) prior to the date of this Agreement, that contains any material ongoing obligations (including indemnification, “earn-outs,” milestone payments or other similar contingent payments by or to the Company or any Company Subsidiary for the deferred purchase price of property or services where such contingent payments remain to be paid);

(x)               any Contract containing any “take or pay”, minimum commitments or similar provisions which, in each case, is expected to involve payments (including penalty or deficiency payments) by a member of the Company Group, in an twelve (12)-month period commencing with the twelve (12)-month period ended December 31, 2025, in excess of $5,000,000 in the aggregate and is not cancelable without penalty or further payment and without more than ninety (90) calendar days’ notice;

(xi)             each settlement agreement entered into since January 1, 2024, (A) with a Governmental Authority that imposes material ongoing obligations or restrictions on a member of the Company Group, (B) that requires a member of the Company Group to pay more than $5,000,000 in excess of insurance coverage after the date of this Agreement or (C) that imposes any material restrictions on the business of a member of the Company Group after the date of this Agreement;

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(xii)          all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts pursuant to which any indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of the Company Subsidiaries of any indebtedness of any other person (except for any intercompany indebtedness among the Company and any wholly owned Company Subsidiaries);

(xiii)        any Contract to which the Company or any of the Company Subsidiaries is a party and under which any Governmental Authority has any rights, other than Contracts entered into in the ordinary course of business with Governmental Authorities in their capacity as a customer of the Company or any of its Subsidiaries; and

(xiv)         any Labor Agreement.

(b)               True, correct and complete copies of each Material Contract have been made available to Parent. Except as would not have a Company Material Adverse Effect, each Material Contract is valid, binding and in full force and effect with respect to the member of the Company Group party thereto and, to the Knowledge of the Company, each other party thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, no member of the Company Group (x) has received any written claim of breach or default under or cancellation of any Material Contract which remains unresolved as of the date of this Agreement and (y) is in breach or violation of, or default under, any Material Contract, in each case of the foregoing (x) and (y), except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, (i) as of the date of this Agreement, no other party is in breach or violation of, or default under, any Material Contract, (ii) as of the date of this Agreement, no disagreements or disputes exist under any Material Contract and (iii) no member of the Company Group has received, in the twelve (12) month period prior to the date of this Agreement, any written notice from any person that such person intends to terminate or not renew any Material Contract.

Section 3.16          Insurance. Except as would not have a Company Material Adverse Effect, (a) each member of the Company Group maintains insurance policies (including cybersecurity insurance policies, clinical trial policies and product liability policies) with reputable insurance carriers or maintains self-insurance practices against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, (b) each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect and all premiums due and payable thereon have been paid, (c) no member of the Company Group is in breach or default under any such policy, and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under such policy, and no notice of cancellation or termination has been received with respect to any such party, and (d) since January 1, 2024,

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(i) no member of the Company Group has received any written notice regarding any invalidation or cancellation of any such insurance policy that has not been renewed in the ordinary course without any lapse in coverage, (ii) there have been no claims pending under any of the Company’s insurance policies and no event has occurred that is reasonably expected to give rise to an insurance claim, and (iii) there was no claim under any of the Company’s insurance policies as to which coverage was questioned, denied or disputed by the underwriters of such policies.

Section 3.17          Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a)               the Company and each Company Subsidiary is, and since January 1, 2024, has been, in compliance with all applicable Environmental Laws;

(b)               the Company and the Company Subsidiaries possess all permits and approvals issued pursuant to any applicable Law or Company Permit relating to pollution or the protection of the environment or, as such relates to exposure to Hazardous Materials, to health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar U.S. federal, non-U.S., state or local Law or, as such relates to exposure to Hazardous Materials, to health and safety (collectively, “Environmental Laws”) that are required to conduct the business of the Company Group, and is, and has been since January 1, 2024, in compliance with all such permits and approvals;

(c)               no releases of (i) any chemicals, contaminants, wastes, petroleum products or byproducts, radioactive materials, asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous” or “toxic” substance, material, or waste, or as a “pollutant” or “contaminant”, or analogous terminology under any applicable Environmental Law (“Hazardous Materials”), including ethylene oxide or per- or polyfluoroalkyl substances, have occurred at, on, from or under any real property owned, leased or operated by any member of the Company Group or any third-party sites to which any member of the Company Group has sent any materials or wastes for disposal, treatment, storage, processing, recycling or other handling; and

(d)               no member of the Company Group has received any written claim or notice, Action or Order from any Governmental Authority or person alleging that a member of the Company Group is or may be in violation of, or has any liability under, any Environmental Law.

Section 3.18          Intellectual Property.

(a)               Section 3.18(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all Registered Owned Intellectual Property, indicating for each such item, as applicable, the application and registration or grant or issue number, date, relevant jurisdiction, status (such as pending, granted, abandoned or withdrawn), expiry date and the identity of the current applicant or registered owner.

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(b)               Except as would not have a Company Material Adverse Effect (i) the operation of the business of the Company and each Company Subsidiary, the use of the Company Intellectual Property and the development, manufacture, use, marketing, licensing, distribution, sale, offer for sale, import, export and other exploitation of any Company Product in connection therewith, does not conflict with, infringe, misappropriate, dilute or otherwise violate, and has not in the past six (6) years, conflicted with, infringed, misappropriated, diluted or otherwise violated, the Intellectual Property rights of any third party, (ii) no Actions are pending or threatened in writing against the Company or a Company Subsidiary alleging any of the foregoing, (iii) no person has, in the past six (6) years, engaged in or is engaging in any activity that conflicts with, infringes, misappropriates, dilutes or otherwise violates any Company Intellectual Property and (iv) neither the Company nor any Company Subsidiary has brought or threatened any Action in connection with the foregoing.

(c)               Except as would not have a Company Material Adverse Effect, the Company Intellectual Property includes all the Intellectual Property used or held for use in or necessary for the operation of the business of the Company or any Company Subsidiary or the development, use, manufacture, marketing, distribution, import, export, sale or other exploitation of any Company Products by or on behalf of the Company or any Company Subsidiary, and there is no Intellectual Property other than the Company Intellectual Property that is used or held for use in or necessary to the operation of the business of the Company or any Company Subsidiary or the development, use, manufacture, marketing, distribution, import, export, sale or other exploitation of any Company Products by or on behalf of the Company or any Company Subsidiary. Except as would not have a Company Material Adverse Effect (i) the Company or a Company Subsidiary is the exclusive, and with respect to the Registered Owned Intellectual Property, properly executed and duly recorded, owner of the entire right, title and interest in and to each item of the Owned Intellectual Property, and (ii) each member of the Company Group has a valid license to use the Licensed Intellectual Property used in connection with its business as currently conducted and as currently contemplated to be conducted, subject only to the terms of the applicable Company IP Agreement(s).

(d)               Except as would not have a Company Material Adverse Effect, (i) each item of Owned Intellectual Property is exclusively owned by the Company or a Company Subsidiary and is free and clear of all Liens (other than Permitted Liens) and (ii) neither the execution of this Agreement nor the consummation of the Transactions will result in (A) the loss or impairment of the Company’s or any Company Subsidiary’s right to own, license, sell, use or otherwise exploit any Company Intellectual Property or Systems, (B) the payment of any additional consideration (including increased royalty payment terms) for the Company’s or any Company Subsidiary’s right to own, license, sell, use or otherwise exploit any Company Intellectual Property or Systems, (C) a breach of any Company IP Agreement, or (D) the release, disclosure or delivery of any Company Intellectual Property by any escrow agent or to any other person. Except as would not have a Company Material Adverse Effect, (x) no inequitable conduct, on-sale bar or public use or improper disclosure activity or violation has been engaged in or committed with respect to any Owned Intellectual Property or, to the Knowledge of the Company, any Licensed Intellectual Property, or in the prosecution of any patent applications or patents in any Owned Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property and (y) no information was withheld from any entity requiring disclosure of such information during prosecution of any patent applications or patents in any Owned Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property.

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(e)               The Owned Intellectual Property is (i) subsisting and, to the Knowledge of the Company, valid and enforceable, (ii) currently in compliance in all respects with any and all formal applicable legal requirements necessary to maintain the scope, validity and enforceability thereof and, with respect to the Registered Owned Intellectual Property, record and perfect the Company’s or a Company Subsidiary’s interest therein and the chain of title thereof, and all filings, payments and other actions required to be made or taken to maintain or, in the case of accidental abandonment, revive, each item of Registered Owned Intellectual Property in full force and effect have been made or taken by the applicable deadline and (iii) not subject to any outstanding Order or Contract that would impair the scope, validity or enforceability thereof, in each case of the foregoing clauses (i) through (iii), except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, there is no basis or argument in fact or in Law from which one might reasonably infer that any of the Owned Intellectual Property is invalid or unenforceable (including by reason of misjoinder or nonjoinder of inventors). Except as would not have a Company Material Adverse Effect (A) no Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company or a Company Subsidiary, based upon or challenging or seeking to deny or restrict the use by the Company or any Company Subsidiary of any of the Company Intellectual Property, or the ownership, registrability, validity, patentability, scope or enforceability of any Company Intellectual Property, and (B) no Actions have been brought or threatened by the Company or a Company Subsidiary, based upon or challenging the ownership, registrability, validity, patentability, scope or enforceability of any Intellectual Property of any other person.

(f)                Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is obligated to provide any consideration (whether financial or otherwise, or whether ongoing, outstanding or contingent), or account to any former or current employee or third party, with respect to any exercise of rights by the Company or any Company Subsidiary, or any successor thereto, in any Owned Intellectual Property.

(g)               Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is obligated to provide any consideration (whether financial or otherwise, or whether ongoing, outstanding or contingent), or account to any former or current employee or third party, with respect to any exercise of rights by the Company or any Company Subsidiary, or any successor thereto, in any Owned Intellectual Property. Except as would not have a Company Material Adverse Effect (i) the Company and each Company Subsidiary has complied with all applicable notice and marking requirements for, and none of the labels or other packaging or marketing materials with respect to any Company Product contains any false, inaccurate or incorrect marking for, Registered Owned Intellectual Property and Registered Licensed Intellectual Property; (ii) no Governmental Authority or academic, medical or other educational institution, consortium or research center has provided any funding, facilities, resources or personnel for the development or creation of, or has any claim of right to, ownership of or other Lien on, any Owned Intellectual Property or Licensed Intellectual Property; (iii) there is no prohibition or restriction by any Governmental Authority (including no assignment, grant back, license, “march-in” or other rights) on the use of any Owned Intellectual Property or Licensed Intellectual Property or on the conduct of the business by the Company or any Company Subsidiary or on the use of the Company Products, in any jurisdiction, or on the export or import of any of the Owned Intellectual Property or Licensed Intellectual Property from or to any jurisdiction; and (iv) neither the Company nor any Company Subsidiary has participated in any standards-setting activities or joined any standards setting, Intellectual Property sharing, or similar organization that would affect the proprietary nature of any Company Intellectual Property or restrict the ability of the Company or any Company Subsidiary to enforce, license or exclude others from using any Company Intellectual Property.

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(h)               Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary have taken all commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential information used or held for use in connection with its business. To the Knowledge of the Company, there has been no unauthorized use or disclosure or misappropriation of any trade secrets or other confidential information used or held for use in connection with the business of the Company or any Company Subsidiary by any person, and neither the Company nor any Company Subsidiary has disclosed any trade secrets or other confidential information to any person other than pursuant to appropriate written agreements that require such trade secrets or other confidential information to be kept confidential and contain appropriate safeguards against the unauthorized use or disclosure thereof, in each case, except as would not have a Company Material Adverse Effect.

(i)                 No current or former employee, consultant, independent contractor or agent of the Company or a Company Subsidiary (i) has misappropriated any trade secrets or other confidential information of any other person in the course of performance as an employee, consultant, independent contractor or agent of the Company or such Company Subsidiary or (ii) is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property, in the case of each of sub-clauses (i) and (ii), except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, all persons (including current and former employees, contractors and consultants) who participated in conceiving, developing, modifying, improving or creating any Intellectual Property for the Company or any Company Subsidiary, or, with respect to employees, relating to the business of the Company or any Company Subsidiary, have executed valid and enforceable written Contracts (A) providing for the non-disclosure by such person of any confidential information or trade secrets and (B) providing for the assignment (by way of a present grant of assignment) by such person to the Company or the applicable Company Subsidiary of any Intellectual Property arising out of such person’s employment or engagement with the Company or the applicable Company Subsidiary. Except as would not have a Company Material Adverse Effect, no current or former employee, contractor or consultant has any rights to, and neither the Company nor any Company Subsidiary has any obligation to account for, inventor reward or remuneration amounts paid, unpaid or payable, for contributions to any Owned Intellectual Property.

(j)                 Except as would not have a Company Material Adverse Effect, (i) no source code constituting any Software owned by the Company or any Company Subsidiary has been placed in escrow (and neither the Company nor any Company Subsidiary has agreed to, or is otherwise required to, do the foregoing under any circumstance), (ii) neither the Company nor any Company Subsidiary has used any Publicly Available Software in a manner (including in any System) that has a “copyleft” effect or similar adverse effect on, or obligate any member of the Company Group to disclose, contribute, distribute, license or otherwise make available to any third party (including the Publicly Available Software community), any Software owned by any member of the Company Group or any other Company Intellectual Property and (iii) with respect to any Publicly Available Software that the Company or any Company Subsidiary uses, each member of the Company Group has complied with all applicable licenses with respect thereto.

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(k)               Except as would not have a Company Material Adverse Effect, with respect to self-improving or machine learning Software, models, algorithms, hardware or other artificial intelligence tools or aids of any kind, including generative artificial intelligence tools and applications, or any outputs of any of the foregoing (“Generative AI Technology”) the Company and each Company Subsidiary (i) use, and have used, Generative AI Technology in compliance with applicable licenses, terms, consents, agreements and Law, and (ii) do not use, and have not used, Generative AI Technology (A) to create or develop any Company Products or Systems or (B) in a manner that affects the ownership, validity, enforceability, registrability or patentability of any Owned Intellectual Property or any other content or other output created by such Generative AI Technology, and (iii) does not submit or input, and has not submitted or inputted, any trade secrets, Personally Identifiable Information or other confidential Company Intellectual Property into any Generative AI Technology in a manner that would result in loss of confidentiality, ownership or other rights with respect to such trade secrets or other confidential Company Intellectual Property.

Section 3.19          Data Privacy.

(a)               Except as would not have a Company Material Adverse Effect, each member of the Company Group is, and at all times since January 1, 2024 has been, in compliance with all privacy and information security obligations to which it is subject, including with respect to the Company Group’s collection, maintenance, transmission, use, processing, disclosure and disposal of Personally Identifiable Information (including credit card information), under applicable Privacy Laws, Contract, industry standard, including the Payment Card Industry Data Security Standard, privacy policy or online terms of use (collectively, “Data Security Requirements”). Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, threatened notices or complaints from any person or Governmental Authority alleging, or been subject to any audits or investigations concerning, any failure to comply with any Data Security Requirements. Except as would not have a Company Material Adverse Effect, there has been no unauthorized use, access, or disclosure, of any Personally Identifiable Information collected, maintained, processed or stored, in connection with the business of the Company or any Company Subsidiary. Except as would not have a Company Material Adverse Effect, no circumstances have arisen that would require the Company or any Company Subsidiary to notify a Governmental Authority or any other person of a data security breach, security incident or violation of any data security policy or Data Security Requirement pertaining to the business of the Company or any Company Subsidiary.

(b)               Except as would not have a Company Material Adverse Effect, the Systems are reasonably maintained and in sufficiently good working condition and performance for the conduct of the business of the Company and each Company Subsidiary as currently conducted and as currently contemplated to be conducted.

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Except as would not have a Company Material Adverse Effect, there has been no unremediated failure, malfunction, breakdown, performance reduction or other adverse event affecting any Systems, and there has been no actual or alleged unauthorized access, use, intrusion, or breach of security affecting any Systems, or any other loss, unauthorized access, use or disclosure or theft of any sensitive or confidential information, including Personally Identifiable Information, in the possession or control of the Company or any Company Subsidiary. Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities, and acts in compliance with all of the Company Group’s policies related to the foregoing. Except as would not have a Company Material Adverse Effect, the Systems are free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that could permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials.

(c)               Except as would not have a Company Material Adverse Effect, (i) no member of the Company Group is a “Covered Entity” or a “Business Associate,” as such terms are defined under HIPAA and (ii) to the extent any member of the Company Group processes any “Protected Health Information” as defined under HIPAA, each such member of the Company Group does so in compliance with all applicable Data Security Requirements.

Section 3.20          Anti-Corruption Compliance; Sanctions.

(a)               Since January 1, 2024, no member of the Company Group, or, to the Knowledge of the Company, any former or current director, officer, agent, employee, partner or Affiliate acting on behalf of a member of the Company Group, has taken any action, directly or indirectly, that has resulted or would result in: (i) a violation by any such person of any applicable Anti-Corruption Laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of any applicable Anti-Corruption Laws; (ii) a violation by any such person of any other applicable Anti-Corruption Laws; or (iii) a violation of, or operation in non-compliance with, any export restrictions, anti-boycott regulations or embargo regulations.

(b)               Since January 1, 2024, each member of the Company Group has conducted its businesses in compliance in all material respects with (i) the FCPA and any other applicable Anti-Corruption Laws and has retained, and continues to retain, accurate books and records and has instituted and continues to maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, and (ii) (A) all applicable Laws relating to United States export controls and (B) applicable anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder.

(c)               Without limiting the generality of the foregoing, since January 1, 2024, each member of the Company Group, and, to the Knowledge of the Company, each of their respective officers and employees and directors, acting in their capacity as such, is in compliance in all material respects with all applicable Laws relating to its lobbying activities and campaign contributions, if any, and all filings required to be made under applicable Law relating to such lobbying activities and campaign contributions are accurate and have been properly filed with the appropriate Governmental Authority.

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(d)               Neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors or employees, nor any agent or other third party representative acting on behalf of the Company or any of the Company Subsidiaries is currently, or has been since January 1, 2024: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws or U.S. anti-boycott applicable Laws (collectively, “Trade Control Laws”).

(e)               Since January 1, 2024, neither the Company nor any of the Company Subsidiaries has: (i) received from any Governmental Authority or any Person any written notice, inquiry or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit, in each case of the preceding clauses (i) through (iii), concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.

Section 3.21          Regulatory Matters.

(a)               Except as would not have a Company Material Adverse Effect (i) the Company Products are in material compliance in all respects with all current applicable Laws, including all applicable Device Regulatory Laws administered, issued or enforced by the FDA or any other Governmental Authority having regulatory authority or jurisdiction over the Company Products or members of the Company Group, (ii) each member of the Company Group is in compliance in all respects with all applicable Laws, including Laws administered, issued or enforced by the FDA or any other Governmental Authority, relating to the sourcing and procurement or the import of raw materials for the Company Products and the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage, distribution and export of the Company Products and (iii) since January 1, 2024, all such raw materials and all Company Products have been sourced, procured, processed, manufactured, packaged, labeled, stored, handled and distributed by the Company Group in compliance in all respects with all applicable Laws, including Laws administered, issued or enforced by the FDA or any other Governmental Authority. Without limiting the generality of the foregoing, except as would not have a Company Material Adverse Effect (i) each member of the Company Group is, and since January 1, 2024, has been, in compliance with all applicable Device Regulatory Laws, including Laws regarding developing, testing, manufacturing, marketing, distributing or promoting the Company Products, complaint handling, adverse event reporting or the submission of medical device reports regarding the Company Products, and (ii) is, and since January 1, 2024, has been, in compliance with all applicable Laws administered or issued by any other Governmental Authority in relation to the Company Products.

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(b)               Except as would not have a Company Material Adverse Effect (i) all preclinical and clinical investigations sponsored by or on behalf of a member of the Company Group with respect to any Company Product are being, and since January 1, 2024, have been, conducted in compliance with applicable Laws, including Good Clinical Practices requirements, and federal and state Laws restricting the use and disclosure of individually identifiable health information, and (ii) none of the members of the Company Group has received any written notices or other correspondence from the FDA or any other applicable Governmental Authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(c)               Except as would not have a Company Material Adverse Effect, no action has been taken by any Governmental Authority or is in the process of being taken that would slow, halt or enjoin the manufacturing of the Company Products or the operation of the business of the Company Group or subject the manufacturing of the Company Products or a member of the Company to regulatory enforcement action.

(d)               Except as would not have a Company Material Adverse Effect (i) since January 1, 2024, the members of the Company Group have maintained records relating to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products in material compliance with all applicable Laws, specifically all applicable Device Regulatory Laws, (ii) each member of the Company Group and each of their respective contractors and agents have submitted to FDA, Notified Bodies and all other applicable regulatory authorities, institutional review boards, or accreditation bodies, all required supplemental applications, 510(k) premarket notifications, notices, filings and annual or other reports and information, including adverse event reports and product deviation reports, related to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products, (iii) each member of the Company Group has made all required filings with, or notifications to, the FDA, all Notified Bodies and all other applicable regulatory authorities pursuant to applicable requirements of all Laws applicable to the Company Group, (iv) since January 1, 2024, the Company Products, where required, are being marketed under and consistent with valid 510(k) clearances exclusively owned by a member of the Company Group, and (v) in each case since January 1, 2024, in circumstances where the Company has determined that 510(k) clearance is not required with respect to any Company Product, the Company has documented that no 510(k) clearance is required, has marketed such Company Product in compliance with all applicable Laws, and has not taken any action that would require a 510(k) clearance.

(e)               Except as would not have a Company Material Adverse Effect (i) since January 1, 2024, all manufacturing operations for the Company Products conducted by or on behalf of a member of the Company Group have been and are being conducted in compliance with the QSR and any similar requirements of the FDA, Notified Bodies and any other Company Product regulatory authority, and the Company Products are not adulterated within the meaning of 21 U.S.C. § 351 or misbranded within the meaning of 21 U.S.C. § 352, (ii) no member of the Company Group or officers, employees, contractors or agents of a member of the Company Group have received from the FDA or any other Governmental Authority, institutional review board or accreditation body in respect to the ownership, development, testing, manufacturing, operation, storage, distribution, warehousing, packaging, labeling, handling, sale, promotion or marketing of the Company Products any written notice of any material violation of any Law concerning any Company Product, adverse inspection findings, finding of deficiency or non-compliance,

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penalty for corrective or remedial action, FDA warning letter or untitled letters, FDA Form 483 notice, OAI establishment inspection report, regulatory letters, safety alert, stop sale/importation letters, notices of violations, import refusals, Section 305 criminal proceeding notices under the FDCA, prosecution notices or other similar communication from the FDA or any other Governmental Authority, or other similar compliance or enforcement action, (iii) there have been no seizures conducted or threatened by the FDA or any other Governmental Authority, and no voluntary or mandatory recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, or safety alerts pending or threatened by the FDA or any other Governmental Authority, relating to the Company Products, and (iv) there is no act, omission, event or circumstance relating to the activities of a member of the Company Group, or any officers or employees of a member of the Company Group, or their conduct that would reasonably be expected to (A) cause the withdrawal or recall, or require suspension or additional approvals or clearances, of any Company Products, (B) require a change in the manufacturing, marketing classification, labeling or intended use of any such Company Products, (C) require the termination or suspension of marketing or sale of any such Company Products or (D) give rise to or lead to any Action, complaint, inspection, notice, demand letter, warning or untitled letter, request for information or any associated liability with regard to the Company Products.

(f)                Except as would not have a Company Material Adverse Effect (i) no member of the Company Group or any officer, employee, contractor or agent of a member of the Company Group is the subject of any pending Action or any ongoing investigation or inquiry or have received any notice of any actual investigation, inquiry, for cause inspection or audit or other Action by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy, or concerning allegations of a violation by a member of the Company Group or any officers, employees, contractors or agents of a member of the Company Group of any Device Regulatory Laws, nor has a member of the Company Group or any officer, employee, contractor or agent of a member of the Company Group committed any act, or made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or other similar Governmental Authority to invoke a similar policy, and (ii) no member of the Company Group or any officer, employee, contractor or agent of a member of the Company Group has knowingly made any false statements on, or omissions from, any notifications, applications, approvals, reports and other submissions to a Governmental Authority relating to any Company Product or has voluntarily disclosed any violations of Laws related to any Company Product.

(g)               Except as would not have a Company Material Adverse Effect, no member of the Company Group has been or is currently engaged in any conduct that would reasonably be expected to lead to being suspended, disqualified, debarred, convicted or excluded from participating in, or bidding on contracts with, any Governmental Authority or private third party health care program, pursuant to the Department of Health and Human Services Office of Inspector General’s exclusion authority under 42 U.S.C. § 1320a-7(a), as implemented at 42 C.F.R. §§ 1001.101, 1001.201 or FDA’s suspension and debarment authority under 21 U.S.C. § 335a, and, to the Knowledge of the Company, no such suspension, disqualification, debarment or exclusion has been initiated or threatened in writing.

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(h)               Except as would not have a Company Material Adverse Effect, since January 1, 2024, no member of the Company Group has promoted, marketed or sold Company Products for any uses other than the uses cleared or approved by the FDA or other Governmental Authority.

(i)                 Except as would not have a Company Material Adverse Effect, the members of the Company Group are in compliance and at all times since January 1, 2024, have been in compliance with all Healthcare Laws applicable to the operation of the businesses of the Company Group.

Section 3.22          Products Liability. Except as would not have a Company Material Adverse Effect (i) since January 1, 2024, all Company Products and all services or merchandise related thereto have been manufactured, marketed, promoted, sold and delivered in conformity with all applicable Laws and express and implied warranties and (ii) there are no existing or threatened claims against a member of the Company Group related to a Company Product or any services or merchandise related thereto which are defective or fail to meet any requirements of applicable Laws or express and implied warranties.

Section 3.23          Affiliate Transactions. As of the date of this Agreement, there are no transactions, contracts, arrangements, commitments or understandings between (i) the Company or the Company Subsidiaries, on the one hand, and (ii) any of the Company’s Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act (each an “Affiliate Transaction”).

Section 3.24          Board Approvals; Vote Required.

(a)               The Company Board, by resolutions duly adopted at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and the other Transactions to be consummated by the Company are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by the Company, including the Merger, and (iii) resolved, subject to Section 6.03(e), to recommend adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”) and (iv) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders.

(b)               Assuming the accuracy of the representations and warranties in Section 4.06, the affirmative vote of the holders of a majority of all outstanding shares of Company Common Stock to adopt this Agreement (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of the capital stock or other securities of the Company necessary to approve this Agreement and consummate the Merger.

Section 3.25          Takeover Laws. Assuming the accuracy of the representations and warranties in Section 4.06, as of the date of this Agreement, no “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Charter or the Company Bylaws, would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions. The Company has no “rights plan”, “rights agreement” or “poison pill” in effect.

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Section 3.26          Opinion of Company Financial Advisor. The Company Board has received an opinion (the “Opinion”) from Perella Weinberg Partners LP (the “Company Financial Advisor”) to the effect that, as of the date of the Opinion and subject to certain assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than Excluded Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the date of this Agreement, the Opinion has not been withdrawn, revoked or modified. Promptly following the execution of this Agreement, the Company shall deliver or make available to Parent a copy of the Opinion for informational purposes; provided that it is agreed and understood that the Opinion is for the benefit of the Company Board and may not be relied upon by Parent, any Affiliate of Parent or any other person.

Section 3.27          Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to Parent an unredacted copy of the engagement letter or other agreement, in each case, as amended or modified, between the Company and the Company Financial Advisor.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (a) as set forth in the disclosure schedule prepared by Parent and delivered to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) or (b) other than with respect to Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.06, Section 4.08(a) and Section 4.13, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as disclosed in any Parent SEC Reports filed after December 31, 2024 and prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement and (ii) excluding (A)  any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein) and (B) any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are forward-looking in nature), Parent hereby represents and warrants to the Company that:

Section 4.01          Organization and Qualification. Each member of the Parent Group is a corporation, limited liability company or other legal entity validly existing and in good standing (or equivalent concept to the extent applicable) under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so validly existing and in good standing would not have a Parent Material Adverse Effect. Each member of the Parent Group is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Parent Material Adverse Effect.

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Section 4.02          Certificate of Incorporation and By-Laws. Parent has made available to the Company a true and complete copy of (a) the Third Restated Certificate of Incorporation of Parent (the “Parent Charter”) and (b) the Amended and Restated By-laws of Parent (the “Parent By-laws”). Each of the Parent Charter or the Parent By-laws is in full force and effect. Parent is not in violation of any provisions of the Parent Charter or the Parent By-laws.Section 4.03Capitalization.

(a)               The authorized share capital of Parent consists of (i) 2,000,000,000 shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock,” and each share thereof, a “Parent Share” and collectively, the “Parent Shares”) and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”).

(b)               As of January 12, 2026: (i) 1,483,019,808 Parent Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights; (ii) 263,290,352 Parent Shares were held in the treasury of Parent; (iii) no Parent Shares were held by the Parent Subsidiaries; (iv) no shares of Parent Preferred Stock were issued and outstanding; (v) 43,730,692 Parent Shares were reserved for future issuance in connection with the Parent Stock Plans other than the Parent ESPP; and (vi) 2,990,538 Parent Shares were reserved in connection with the Parent ESPP. All Parent Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(c)               There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of any member of the Parent Group issued and outstanding or reserved for issuance. There are no outstanding obligations under Contract or otherwise of any member of the Parent Group to repurchase, redeem or otherwise acquire any Equity Interests of any member of the Parent Group (“Parent Equity Interests”), or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Parent Equity Interests, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any member of the Parent Group. None of the Parent nor any other member of the Parent Group is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any Parent Equity Interests or any other Contract relating to disposition, voting or dividends with respect to any Parent Equity Interests.

Section 4.04          Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to be consummated by it. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions to be consummated by them have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions to be consummated by them (subject, in the case of the Merger, to the adoption of this Agreement by the sole stockholder of Merger Sub and the filing and recordation of appropriate merger documents as required by the DGCL).

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This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.05          No Conflict; Required Filings and Consents; Agreements.

(a)               The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions to be consummated by it will not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all waiting period terminations or expirations, consents, approvals and other authorizations described in Section 4.05(b) have been obtained and that all filings and other actions described in Section 4.05(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Parent Material Adverse Effect.

(b)               The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) compliance with any applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and any other applicable securities laws, (ii) compliance with the rules and regulations of the NYSE, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the premerger notification and waiting period requirements of the HSR Act, and such other Antitrust Laws or Foreign Investment Laws set forth on Section 3.05(b) of the Parent Disclosure Schedule and (v) any other actions or filings (A) required solely by reason of the participation of the Company (as opposed to any third party) in the transactions contemplated hereby or (B) the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.06          Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries (including Merger Sub) nor any of their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL) is, or has been at any time during the last three (3) years, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL). Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) is the beneficial owner (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) of any shares of Company Common Stock or other securities of the Company, or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any shares of Company Common Stock or other securities of the Company.

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Section 4.07          Reports; SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)               Parent has timely filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act since January 1, 2024 (such documents and any other documents filed by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Reports”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Parent SEC Reports (i) were prepared (and any Parent SEC Reports filed after the date hereof will have been prepared), in all material respects, in accordance with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)               Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end adjustments).

(c)               Parent maintains a system of internal controls over financial reporting (as defined in Rules 3a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent are being made only in accordance with authorizations of management and the directors of Parent and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Parent Group’s assets that could have a material effect on Parent’s consolidated financial statements. Parent (A) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to Parent’s auditors and the audit committee of the Parent Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

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(d)               No member of the Parent Group is a party to, or has any commitment to become a party to, any securitization transaction, joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Parent Group in Parent’s published financial statements included in the Parent SEC Reports.

(e)               Neither Parent nor any Parent Subsidiary has any liability or obligation of any nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or the notes thereto (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of Parent as at December 31, 2024 (including the notes thereto) included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, (ii) incurred in connection with the Transactions, or (iii) incurred in the ordinary course of business since December 31, 2024 and would not have a Parent Material Adverse Effect.

(f)                Since January 1, 2024, subject to any applicable grace periods, Parent has been in and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of the NYSE (including the requirement to adopt a compensation recovery policy in accordance with the NYSE Listed Company Manual Section 303A.14, as required by Rule 10D-1 of the Exchange Act).

(g)               As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Reports and none of the Parent SEC Reports is, to the knowledge of Parent, the subject of ongoing SEC review. There are no formal investigations by the Parent Board, the SEC or any other Governmental Authority that are pending, or, to the knowledge Parent, any inquiries or investigations by the SEC or any other Governmental Authority that are threatened in writing, in each case regarding any accounting practices of Parent or any Parent Subsidiary.

Section 4.08          Absence of Certain Changes or Events.

(a)               Since December 31, 2024, through the date of this Agreement, there has not been a Parent Material Adverse Effect.

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(b)               Since December 31, 2024, through the date of this Agreement, (i) except in connection with the Transactions, the members of the Parent Group have conducted their businesses in the ordinary course of business and (ii) no member of the Parent Group has taken action that, if taken after the date hereof, would constitute a violation of Section 5.02.

Section 4.09          Absence of Litigation. As of the date of this Agreement, except as would not have a Parent Material Adverse Effect (a) there is no Action pending or, to the knowledge of Parent, threatened in writing against the Parent Group, or any property or asset of the Parent Group (or, to the knowledge of Parent, any director or officer of the Parent Group in such capacity as director or officer), and (b) no member of the Parent Group nor any property or asset of the Parent Group is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority or any Order of any Governmental Authority.

Section 4.10          Operations of Merger Sub. Merger Sub is a wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities prior to the date of this Agreement and has conducted its operations only as contemplated by this Agreement.

Section 4.11          Sufficient Funds. Parent and Merger Sub will have available to them at the Effective Time sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger and the Transactions to be consummated by them, including the payment of the aggregate Cash Consideration, and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. Parent’s and Merger Sub’s obligations under this Agreement, including their obligations to consummate the Merger, are not subject to any conditions regarding Parent’s or Merger Sub’s ability to obtain financing for the consummation of the Merger or the other Transactions to be consummated by Parent or Merger Sub.

Section 4.12          Board Approvals. The Parent Board, by resolutions duly adopted at a meeting duly called and held, unanimously authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions to be consummated by it, including the Merger and the issuance of Parent Shares in the Merger pursuant to this Agreement (the “Parent Share Issuance”).

Section 4.13          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01          Conduct of Business by the Company Pending the Merger.

(a)               The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except (i) as required by applicable Law or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed),

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(ii) as expressly contemplated by any other provision of this Agreement or (iii) as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall, and shall cause the Company Subsidiaries, to, use reasonable best efforts to conduct the businesses of the Company Group only in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to: (A) preserve substantially intact the business organization, material assets and material properties and business relations of the Company Group, (B) keep available the services of its executive officers and key employees on commercially reasonable terms, (C) maintain in effect all material licenses, permits, consents, franchises and approvals and authorizations, and (D) maintain satisfactory relationships of the Company Group with any persons with which the Company Group has material business relations and with Governmental Authorities that have jurisdiction over its business and operations.

(b)               Without limiting Section 5.01(a), and as an extension thereof, except as expressly contemplated by any other provision of this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any Company Subsidiary shall, during the Pre-Closing Period, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(i)                 amend or otherwise change its certificate of incorporation, by-laws or other similar organizational documents (including the Company Charter and the Company Bylaws);

(ii)              issue, grant, sell, dispose of, encumber or authorize such issuance, sale, disposition or encumbrance of, any Equity Interests of the Company or any Company Subsidiary other than the issuance of (A) any Company RSUs (including Performance Contingent RSUs and SIP Awards) in the ordinary course pursuant to the Company Stock Plans subject to the agreed upon budget set forth in Section 5.01(b)(ii) of the Company Disclosure Schedule, (B) any shares of Company Common Stock upon the exercise or settlement of Company Options or Company RSUs (including Performance Contingent RSUs and SIP Awards) in accordance with the terms of those Company Options or Company RSUs (including Performance Contingent RSUs conditions and SIP Awards), as applicable, outstanding on the date hereof or issued (or modified) after the date hereof in accordance with this Section 5.01, (C) pursuant to any offering period that is open as of the date of this Agreement under the Company ESPP and (D) any Equity Interests of any Subsidiary of the Company to the Company or any other Subsidiary of the Company;

(iii)            declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of Equity Interests of the Company or any Company Subsidiary, except for dividends or other distributions by any direct or indirect wholly owned Company Subsidiary to the Company or any other direct or indirect wholly owned Company Subsidiary;

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(iv)             reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Equity Interests of the Company or any Company Subsidiary, except in connection with any net exercise, net settlement or “sell to cover” transaction with respect to any Company Options or Company RSUs (including Performance Contingent RSUs and SIP Awards), in each case, in accordance with their terms;

(v)               sell, transfer, lease, sublease, license, mortgage, pledge, encumber, allow to lapse, assign, abandon, disclaim, dedicate to the public, incur any Lien on (other than a Permitted Lien) or otherwise dispose of, or authorize any of the foregoing with respect to, any of its material properties, assets, licenses, operations, rights, businesses or interests therein (but not including Intellectual Property, which is the subject of Section 5.01(b)(xvii)) except (A) as required by Contracts or Company Leases in force on the date of this Agreement, (B) such dispositions of assets no longer used in the ordinary course of business of the Company’s or the applicable Company Subsidiary’s business as conducted as of the date of this Agreement or (C) such dispositions among the Company and the Company Subsidiaries;

(vi)             acquire (including by amalgamation, merger, consolidation or acquisition of Equity Interests or assets or any other business combination) (A) any company, corporation, partnership, other business organization (or any division thereof) or (B) any real property other than such acquisitions that do not exceed $20,000,000 individually or $50,000,000 in the aggregate;

(vii)          (A) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any of its debt securities, (B) make any loans, advances or capital contributions to, or investments in, any other person (other than a Company Subsidiary) or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries and guarantees by the Company on behalf of any Company Subsidiary);

(viii)        enter into, amend, waive (including any right thereunder), renew or voluntarily terminate (other than as a result of the expiration or non-renewal of any Contract in accordance with its terms, as such terms are in effect on the date of this Agreement) any Material Contract (or any other Contract that would be deemed a Material Contract if it had been entered into or amended prior to the date of this Agreement) or any Company Lease (or any other Contract that would be deemed a Company Lease if it had been entered into or amended prior to the date of this Agreement), other than in the ordinary course of business; provided that, for purposes of this Section 5.01(b)(viii), the phrase “other than in the ordinary course of business” shall not be construed to permit (A) the entry into, amendment, waiver, renewal or termination of any Material Contract of the type described in Section 3.15(a)(vi) or Section 3.15(a)(vii) or (B) the taking of any action prohibited by any other subsection of this Section 5.01(b);

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(ix)             authorize, or make any commitment with respect to, capital expenditures, (A) for the twelve (12)-month period ended December 31, 2026, that in the aggregate exceed $65,000,000, and (B) for the twelve (12)-month period ended December 31, 2027, that in the aggregate exceed $45,000,000;

(x)               except as otherwise required under any Plan in effect as of the date hereof, (A) increase the cash compensation payable or to become payable to Employee or Non-Employee Service Providers (other than in the ordinary course of business, consistent with past practice, provided that the aggregate cost is less than or equal to five percent (5%) of such cash compensation in the aggregate on a calendar year basis), (B) grant or amend any retention, severance or termination pay to, or enter into any employment, bonus, incentive, equity, change of control or severance agreement with, any Employee (or any individual who would be an Employee if employed on the date hereof) or Non-Employee Service Provider, other than any standard offer letters entered into in the ordinary course of business with any newly-hired Employee below the level of vice president (provided that such hiring is permitted by this Section 5.01) and that provide for no more than six (6) months’ severance, (C) pay any annual bonus or annual incentive compensation in excess of the amount earned based on actual performance in accordance with the applicable Plan, (D) establish, adopt, enter into, terminate or materially amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, for the benefit of any Employee or Non-Employee Service Provider, provided that the foregoing, either individually or in the aggregate, shall not result in a material increase in costs to the Company or any Company Subsidiary, (E) loan or advance any money or other property to any Employee or Non-Employee Service Provider or (F) establish, adopt, enter into or amend any Labor Agreement;

(xi)             other than in the ordinary course of business below the level of vice president for any Employee, hire or terminate (other than for cause) the employment of any Employee (or any individual who would be an Employee if employed on the date hereof);

(xii)          exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction, achievement of performance or vesting of any equity or equity-based awards as a result of the Merger, except as expressly provided in this Agreement;

(xiii)        (A) initiate, settle or propose to settle any Action, other than (1) settlements for monetary damages (net of insurance proceeds) involving not more than $5,000,000 in the aggregate and that do not (x) require any material actions or impose any material restrictions or ongoing royalty or other future payment obligations on the business or operations of the Company Group, or after the Effective Time, Parent or its Subsidiaries or (y) include the admission of wrongdoing by any member of the Company Group and (2) Transaction Litigation, which is the subject of, and shall be governed by Section 6.11 or (B) settle (or propose to settle) any investigation or inquiry by any Governmental Authority, including by entering into any consent decree or other similar agreement;

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(xiv)         (A) change the Company’s financial accounting policies or procedures in effect as of December 31, 2024, other than as required by Law or GAAP or (B) write up, write down or write off the book value of any of its assets, other than (1) in the ordinary course of business or (2) as may be required by Law or GAAP, as approved by the Company’s independent public accountants;

(xv)           adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, any of the Company Subsidiaries;

(xvi)         (A) change or adopt (or file a request to change or adopt) any material method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any material Tax election, (C) file any material Tax Return relating to the Company or any of the Company Subsidiaries that has been prepared in a manner that is inconsistent with past practices, as applicable, (D) settle or compromise any claim, investigation, audit or controversy relating to material Taxes, (E) surrender any right to claim a material Tax refund, (F) file any material amended Tax Return, (G) enter into any closing agreement with respect to any material Tax or (H) waive or extend the statute of limitations with respect to any material Tax Return other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(xvii)      (A) abandon, disclaim, fail to prosecute, maintain or enforce, dedicate to the public, allow to lapse, sell, assign, transfer, encumber or incur any Lien (other than Permitted Liens) on, any Owned Intellectual Property or material Licensed Intellectual Property except (1) as required by Contracts in force on the date of this Agreement or (2) such assignments, transfers or other dispositions among the Company and the Company Subsidiaries; (B) license or sublicense any Intellectual Property to any third party, other than non-exclusive licenses or non-exclusive sublicenses granted to customers or service providers in the ordinary course of business; or (C) disclose any trade secrets or confidential information to any person, other than Representatives of the Company or a Company Subsidiary that are subject to appropriate confidentiality and non-disclosure obligations, in each case in the ordinary course of business, or other than to Parent or any of its Affiliates in connection with the Transactions;

(xviii)    enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

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(xix)         agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02          Conduct of Business by Parent Pending the Merger. Parent agrees that, during the Pre-Closing Period, except (a) as required by applicable Law or with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) or (b) as expressly contemplated by any other provision of this Agreement or (c) as set forth in Section 5.02 of the Parent Disclosure Schedule, Parent shall not do any of the following:

(i)                 amend or otherwise change the Parent Charter or the Parent By-laws or the equivalent organizational documents of Merger Sub in a manner that would, or would reasonably be expected to, have the effect of delaying or preventing the consummation of the Transactions;

(ii)              adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or Merger Sub;

(iii)            declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its Subsidiaries to Parent or another wholly-owned Subsidiary of Parent; or

(iv)             agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.03          Control of Operations. Without limiting Section 5.01 or Section 5.02, nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the operations of the Company or Parent, as applicable, prior to the Closing. Prior to the Closing, each party shall exercise, consistent with and subject to the terms and conditions of this Agreement, including Section 5.01 (in the case of the Company) and or Section 5.02 (in the case of Parent and Merger Sub), control and supervision over such matters.

Article VI

ADDITIONAL AGREEMENTS

Section 6.01          Form S-4 and Proxy Statement/Prospectus; Company Stockholders’ Meeting.

(a)               As promptly as reasonably practicable following the date of this Agreement (and in any event no later than thirty (30) Business Days thereafter), (i) Parent and the Company shall jointly prepare a proxy statement (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) relating to the adoption of this Agreement and approval of the Transactions by the stockholders of the Company and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”),

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in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued pursuant to the Parent Share Issuance. Parent (with the assistance and cooperation of the Company as reasonably requested by Parent) shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the Parent Share Issuance. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus, and each hereby agrees that none of the information supplied or to be supplied by it for inclusion or incorporation in the Form S-4 or the Proxy Statement/Prospectus will, on the date the Form S-4 becomes effective, on the date the Proxy Statement/Prospectus is first mailed to the Company’s stockholders, at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company and Parent shall, as applicable, cause the Proxy Statement/Prospectus and the Form S-4 to comply, as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder, as applicable. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement/Prospectus or the Form S-4. Within ten (10) Business Days after the date hereof (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall commence a broker search in accordance with Section 14a-13 of the Exchange Act for a record date for the Company Stockholders’ Meeting that is twenty (20) Business Days after the date of such “broker search.” Within three (3) Business Days after the Form S-4 shall have become effective, the Company shall establish a record date for the Company Stockholders’ Meeting, which record date shall be selected after reasonable consultation with Parent. Except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.03(e), the Proxy Statement/Prospectus shall include the Company Board Recommendation. Parent shall promptly notify the Company of the time when the Form S-4 has become effective and of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and each of the parties shall promptly notify the other party of the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 or for additional information and shall promptly provide the other party with a copy of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with regard to the Proxy Statement/Prospectus, the Form S-4 or the Merger. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will made by the Company, in each case, without providing the other party a reasonable opportunity to review and comment thereon and each party shall in good faith consider all reasonable changes suggested by the other party thereto.

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If, at any time prior to the Company Stockholders’ Meeting (in the case of the Proxy Statement/Prospectus) or the Effective Time (in the case of the Form S-4), any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Form S-4, so that the Proxy Statement/Prospectus or the Form S-4, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b)               Unless this Agreement is validly terminated pursuant to Section 8.01, the Company shall, as promptly as reasonably practicable following the effectiveness of the Form S-4, duly call, give notice of, convene and hold the Company Stockholders’ Meeting; provided that the Company Stockholders’ Meeting shall not be initially scheduled to occur later than thirty-five (35) days following the effectiveness of the Form S-4. The Company shall not, without the prior written consent of Parent, adjourn or postpone, cancel, recess or reschedule, the Company Stockholders’ Meeting; provided, that the Company may postpone or adjourn the Company Stockholders’ Meeting: (i) if a quorum has not been established; (ii) after consultation with Parent, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company has determined in good faith after consultation with outside counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to Company Stockholders’ Meeting; (iii) to allow reasonable additional time to solicit additional proxies, if and to the extent the Company reasonably believes the requisite Company Stockholder Approval would not otherwise be obtained; or (iv) if required by Law; provided, further, that in the case of clauses (i) through (iv), the Company Stockholders’ Meeting shall not be postponed or adjourned (A) to a date later than the fifth (5th) Business Day preceding the Outside Date (as it may be extended pursuant to Section 8.01(b)) or (B) for more than twenty (20) Business Days in the aggregate from the originally scheduled date of the Company Stockholders’ Meeting, in each case, without the prior written consent of Parent. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Company Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.

(c)               Unless the Company Board has effected an Adverse Recommendation Change in accordance with Section 6.03(d), the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger, and to take all other actions necessary or advisable to secure the Company Stockholder Approval. Without limiting the generality of the foregoing, if, at the time of the originally scheduled date of the Company Stockholders’ Meeting, a quorum has not been established or the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval, then the Company shall, at the request of Parent (to the extent permitted by Law), adjourn the Company Stockholders’ Meeting to a date specified by Parent; provided that the Company shall not be required pursuant to this sentence to adjourn the Company Stockholders’ Meeting more than two (2) times or for more than twenty (20) Business Days in the aggregate from the originally scheduled date of the Company Stockholders’ Meeting.

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Without the prior written consent of Parent, the adoption of this Agreement, the matters related to this Agreement and the Transactions shall be the only matters that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting. The Company agrees that, unless this Agreement shall have been validly terminated in accordance with Article VIII, the Company’s obligations to hold the Company Stockholders’ Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by any Adverse Recommendation Change.

Section 6.02          Access to Information; Confidentiality.

(a)               Except as otherwise prohibited by applicable Law or as would be reasonably expected to violate or result in the loss or waiver of any attorney-client (or other legal) privilege, during the Pre-Closing Period, the Company shall (and shall cause the Company Subsidiaries to), under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company Group: (i) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) furnish as promptly as practicable to Parent such information concerning the business, properties, Company Products, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; provided that nothing herein shall require the Company to (or cause its Company Subsidiaries to) afford such access or furnish materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, related to or in connection with the Company Board’s consideration of the Merger or to that extent that the Company’s outside legal counsel advising it in writing that there is a material risk that doing so would result in the breach or violation of the provisions of any Contract to which the Company or any of the Company Subsidiaries is a party (provided that the Company shall use its reasonable best efforts to obtain waivers of any such restrictions); provided, further, that if such access or disclosure (A) is prohibited by applicable Law, the Company shall use reasonable best efforts to provide such access or disclosure in a manner that does not violate Law or (B) would result in a loss or waiver of such privilege, the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not result in a loss or waiver of such privilege, including to the extent requested by Parent and if applicable, by entering into a customary joint defense agreement that would alleviate such loss or waiver of privilege.

(b)               All information obtained by Parent, Merger Sub or their respective Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the Confidentiality Agreement; provided that nothing in the Confidentiality Agreement shall restrict Parent’s or Merger Sub’s ability to take any of the actions expressly contemplated by this Agreement. The Company and Parent hereby agree, in accordance with Section 16 of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended by the provisions of this Section 6.02(b). If the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect.

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(c)               Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with the employees (other than members of the Company’s senior leadership team), customers, suppliers or distributors of the Company and any Company Subsidiaries regarding the business of the Company or any Company Subsidiary, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided that nothing in this Section 6.02(c) shall prevent Parent, Merger Sub or their respective Affiliates from contacting or otherwise communicating in the ordinary course of business with such customers, suppliers or distributors so long as such communications do not address or otherwise relate to the Company, any Company Subsidiary or their respective businesses.

(d)               No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties.

Section 6.03          No Solicitation.

(a)               Except as expressly permitted by this Section 6.03, the Company shall, and shall cause the Company Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) the Representatives of the Company to, (i) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any person that may be ongoing with respect to an Acquisition Proposal, or any inquiry, expression of interest, proposal, discussion, negotiations or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) within two (2) Business Days after the date hereof, shall request (and shall use its reasonable best efforts to cause) the prompt return or destruction of all confidential information of the Company previously furnished to any such person that executed a confidentiality agreement with the Company since the date that is twelve (12) months prior to the date of this Agreement in connection with its consideration of an Acquisition Proposal and (iii) immediately terminate all access to any physical and electronic data room containing confidential information of the Company granted to any such person, its Affiliates or Representatives in connection with its consideration of an Acquisition Proposal.

(b)           Except as expressly permitted by this Section 6.03, during the Pre-Closing Period, the Company agrees that it shall not and shall cause each Company Subsidiary and any of the officers, directors or employees of it or any Company Subsidiary not to, and shall instruct the other Representatives of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the implementation or submission of any Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal except to notify such person of the existence of this Section 6.03(b) and to clarify the terms of any such Acquisition Proposal, (iii) otherwise knowingly facilitate or knowingly encourage any effort or attempt to make an Acquisition Proposal,

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or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal or (iv) execute or enter into any Acquisition Agreement; provided that, notwithstanding the foregoing, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement existing as of the date of this Agreement, solely to the extent necessary to allow a confidential Acquisition Proposal to be made to the Company or the Company Board (or any committee thereof) so long as (A) the Company Board has determined in good faith (after consultation with outside legal counsel) that the failure to grant such waiver, amendment or release would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (B) the Company promptly (and in any event within one (1) calendar day) following the determination of the Company Board as required by the foregoing subclause (A) of this Section 6.03(b) notifies Parent of any such waiver, amendment or release; provided, further, that, prior to the receipt of the Company Stockholder Approval, nothing contained in this Section 6.03 shall prevent the Company or the Company Board (or any committee thereof) from furnishing information to, or engaging in negotiations or discussions with, any person that has made a bona fide Acquisition Proposal, which Acquisition Proposal did not result from a breach (other than a de minimis breach) of this Section 6.03, if, and only if, prior to taking such action referred to in clauses (ii) and (iii) of this Section 6.03(b) (except that the Company or its Representatives may notify any person of the existence of this Section 6.03(b) and may clarify the terms of any such Acquisition Proposal), (1) the Company Board (x) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal and (y) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (2) the Company provides written notice to Parent of the determination referenced in subclause (1) promptly (and in any event within one (1) calendar day of such determination), and (3) the Company receives or has received from such person an executed Acceptable Confidentiality Agreement. The Company shall deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly (and in any event within one (1) calendar day) following its execution. The Company shall provide to Parent any non-public information concerning the Company or any of the Company Subsidiaries provided by the Company or any Company Subsidiary to any person entering into an Acceptable Confidentiality Agreement pursuant to this Section 6.03(b) that has not been previously provided to Parent prior to or substantially concurrently with the time it is provided to such person.

(c)           The Company shall promptly (and in any event within one (1) calendar day after delivery to the Company) (i) provide Parent written notice of (A) the receipt of any Acquisition Proposal (including any material modification thereto) or (B) any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any Representatives of the Company concerning an Acquisition Proposal and (ii) disclose to Parent the identity of such person making, and an unredacted copy of, any such Acquisition Proposal or any such inquiry, offer, proposal or request made in writing (or, if made orally, a reasonably detailed description of such Acquisition Proposal, inquiry, offer, proposal or request). The Company will, promptly upon receipt or delivery thereof (and in any event within one (1) calendar day), provide Parent (and its outside counsel) with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect the confidential information of the person making such Acquisition Proposal) relating to such Acquisition Proposal, in each case exchanged between the Company or any of its Representatives, on the one hand, and the person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company will, in person or by telephone,

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keep Parent reasonably informed on a reasonably prompt basis (and in any event within one (1) calendar day of any material development) of the status and details (including with respect to any change in price, any change in the amount or form of consideration, or any other material amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal. The Company shall promptly, and in any event within one (1) calendar day, following a determination by the Company Board (or any committee thereof) that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d)               Except as expressly set forth in Section 6.03(e), during the Pre-Closing Period, neither the Company nor the Company Board (or any committee thereof), as applicable, shall, and neither shall publicly propose to: (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub) the Company Board Recommendation; (ii) approve, recommend or otherwise declare advisable any Acquisition Proposal; (iii) enter into any Acquisition Agreement; (iv) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company; (v) if an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), refuse to affirm publicly the Company Board Recommendation following any reasonable written request by Parent to provide such reaffirmation within ten (10) Business Days after Parent’s written request therefor (provided that the Company shall not be required to make more than two (2) such reaffirmations with respect to any Acquisition Proposal) or (vi) refrain from recommending against any Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof or (vii) authorize, commit, resolve or agree to take any such actions (any such action, other than those set forth in the preceding clause (iii), an “Adverse Recommendation Change”); provided that neither (A) the determination by the Company in accordance with Section 6.03(b) that an Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal pursuant to and in compliance with Section 6.03(b) nor (B) the delivery by the Company of the notice with respect to an Acquisition Proposal required by Section 6.03(c), shall constitute an Adverse Recommendation Change.

(e)           Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, the Company Board (i) may effect an Adverse Recommendation Change and cause the Company to terminate this Agreement (by written notice to Parent of such termination in order to enter into, or cause a Company Subsidiary to enter into, an Acquisition Agreement with respect to a Superior Proposal (subject to the payment of the Company Termination Fee in accordance with Section 8.03(b)(iii)), if the Company receives a written Acquisition Proposal that did not result from a breach (other than a de minimis breach) of this Section 6.03 that the Company Board determines in good faith (after consultation with its outside legal counsel and outside financial advisors) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law or (ii) may effect an Adverse Recommendation Change if an Intervening Event occurs and as a result thereof the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, in each case, that:

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(i)                 prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal or terminating this Agreement pursuant to Section 8.01(f), (A) the Company has notified Parent in writing that it intends to effect an Adverse Recommendation Change (which notice shall not constitute an Adverse Recommendation Change) or terminate this Agreement pursuant to Section 8.01(f), (B) the Company has provided Parent a summary of the material terms and conditions of such Acquisition Proposal, which shall include (at a minimum) all of the information that is specified in Section 6.03(c), (C) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company reasonably available to discuss and negotiate in good faith, with Parent and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement and (D) no earlier than the end of such four (4) calendar day period, the Company Board (after consultation with its outside legal counsel and outside financial advisor), shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) calendar day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(f) in connection therewith would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to a “four (4) calendar day period” shall be deemed to be references to a “two (2) calendar day period”); and

(ii)              prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event, (A) the Company has notified Parent in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (B) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company reasonably available to discuss and negotiate in good faith, with Parent and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (C) no earlier than the end of such four (4) calendar day period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) calendar day period, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f)                Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Item 1012(a) of Regulation M-A promulgated under the Exchange Act and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s stockholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that any such action that would otherwise constitute an Adverse Recommendation Change may only be made in accordance with Section 6.03(e).

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A factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including a reaffirmation) shall not be deemed an Adverse Recommendation Change.

(g)               Except as set forth in Section 8.03(e) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i)                 “Acquisition Proposal” means any proposal or offer from any person or group (other than Parent or any of its Subsidiaries) relating to, in a single transaction or series of related transactions: (A) any direct or indirect acquisition of (1) more than 20% of the assets (whether based on the fair market value, revenue generation or net income) of the Company Group, taken as a whole, including in any such case through the acquisition of one or more Company Subsidiaries owning such assets, or (2) more than twenty percent (20%) of the outstanding Shares (or any Equity Interests convertible into, or exchangeable for, such Shares); (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group beneficially owning twenty percent (20%) or more of the outstanding Shares; or (C) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than twenty percent (20%) of the outstanding Shares or twenty percent (20%) of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.

(ii)              “Intervening Event” means any material event, circumstance, change, effect, development or condition that (a) was not known to the Company Board prior to the date of this Agreement or, if known, the consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal.

(iii)            “Superior Proposal” means any bona fide written Acquisition Proposal made by any person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement that (A) would result in such person or group (or in the case of a direct merger between such person and the Company, the shareholders of such person) acquiring, directly or indirectly, more than fifty percent (50%) of the outstanding Shares or all or substantially all of the assets of the Company Group, taken as a whole, (B) is on terms that the Company Board determines in good faith

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(after receiving the advice of its outside financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s stockholders from a financial point of view than the Merger and the Transactions (taking into account any bona fide proposed amendment or modification proposed by Parent pursuant to Section 6.03(e)(i)) and (C) the Company Board determines (after receiving the advice of its outside financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the person making the Acquisition Proposal) of such proposal.

(h)               It is understood that for all purposes of this Agreement, in the event that any Representative of the Company Group takes any action which, if taken by the Company, would constitute a breach of this Section 6.03, such action shall be deemed to be a breach of this Section 6.03 by the Company.

Section 6.04          Directors’ and Officers’ Indemnification and Insurance.

(a)               From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under the Company Charter, the Company Bylaws, and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary and any and all indemnification agreements between the Company or any Company Subsidiary and any of their respective present or former directors and officers (and any person who becomes a director or officer of the Company or any such Company Subsidiary prior to the Effective Time) (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses than are set forth in the Company Charter or the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)               For a period of six (6) years after the Effective Time, the Surviving Corporation shall to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as a director or officer of the Company or any Company Subsidiary, occurring on or before the Effective Time, and to the fullest extent permitted by Law, the Surviving Corporation shall pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification.

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In the event of any such Action, (i) subject to the undertaking described in the previous sentence, the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Company, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents and (iii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that, in the event that any claim for indemnification is asserted or made within such six (6)-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 6.04(b) shall be in addition to any rights such person may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Company and the Surviving Corporation or any of their Subsidiaries, or under any Law or under any indemnification agreement of any Indemnified Party with the Company or any Company Subsidiary.

(c)               The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially similar with respect to matters occurring prior to the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to three hundred percent (300%) of current annual premiums paid by the Company for such insurance; provided further that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(d)               In the event the Surviving Corporation or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.04.

(e)               Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.04.

(f)                The provisions of this Section 6.04 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their successors, assigns and heirs (each of whom shall be third party beneficiaries of this Section 6.04) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

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Unless required by applicable Law, this Section 6.04 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Parties.

Section 6.05          Employee Benefits Matters.

(a)               Parent hereby agrees that for a period of one (1) year immediately following the Effective Time (or, with respect to clause (ii) below, if earlier, through December 31, 2027), Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to provide each employee of the Company and of each of the Company Subsidiaries as of the Effective Time (each, a “Continuing Employee”) to the extent such Continuing Employee remains employed by Parent or its Subsidiaries with (i) a base salary or wage rate that are each no less favorable than the base salary or wage rate provided by the Company and the Company Subsidiaries to such Continuing Employee as of immediately prior to the Effective Time, (ii) incentive opportunities no less favorable in the aggregate than the incentive opportunities provided by Parent or its Subsidiaries to similarly situated employees of Parent or its Subsidiaries and (iii) employee benefits (including severance but excluding any employee share purchase plan) that are substantially comparable in the aggregate to the employee benefits provided either (A) by the Company and the Company Subsidiaries to such Continuing Employees immediately prior to the Effective Time or (B) by Parent or its Subsidiaries to similarly situated employees of Parent or its Subsidiaries.

(b)               Parent shall use reasonable best efforts, or shall cause the Surviving Corporation and its Subsidiaries to use reasonable best efforts to, cause Continuing Employees to receive service credit for purposes of eligibility to participate, vesting and benefit accrual (but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement, in each case, established or maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit each Continuing Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company, any Company Subsidiary and all Affiliates where service with the Affiliate was credited under a comparable Plan of the Company prior to the Effective Time. In addition, Parent shall use reasonable best efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions or waiting periods to the extent such conditions are covered or waiting periods are waived immediately prior to the Effective Time under the applicable Plans and use reasonable best efforts to recognize, for purposes of the annual deductible and out-of-pocket limits under its medical and dental plans, the deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

(c)               If requested by Parent as of at least ten (10) days prior to the Closing Date (but conditioned upon the occurrence of the Closing), the Company shall take all necessary actions to use reasonable best efforts to terminate or cause to be terminated any or all of the Plans sponsored or maintained by the Company or any of its Subsidiaries.

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The Company shall, or shall cause its applicable Affiliate to, provide Parent with evidence that any such requested terminated Plan has been terminated, with the termination of the applicable Plans effective no later than the day immediately preceding the Closing Date, pursuant to a duly adopted resolution of the Company or its applicable Affiliate (the form and substance of which shall be subject to review and comment by Parent, and the incorporation of such comments shall not be unreasonably withheld or conditioned) no later than the day immediately preceding the Effective Time.

(d)               Nothing contained in this Agreement is intended to be treated as an amendment to any Plan or any employee benefit plan or arrangement of Parent or any of its Affiliates, or to create any third-party beneficiary rights in any Employee or Non-Employee Service Provider, any beneficiary or dependent thereof, or any collective bargaining representative thereof. Nothing contained herein, express or implied, shall (i) alter or limit the ability of Parent or the Surviving Corporation or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) create any rights to continued employment or service with Parent, the Surviving Corporation or any Company Subsidiary or any of their respective Affiliates or in any way limit the ability of Parent, the Surviving Corporation or any Company Subsidiary or any of their respective Affiliates to terminate the employment or service of any Employee or Non-Employee Service Provider at any time and for any reason.

Section 6.06          Regulatory Filings.

(a)               As promptly as practicable after the execution and delivery of this Agreement, each of Parent and the Company shall cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the Transactions, including (i) within twenty (20) Business Days after the date of this Agreement (unless a different date is agreed to by the parties), making or causing to be made all filings and submissions required to be made by Parent, the Company or any of their Affiliates under the HSR Act, and (ii) except as set forth on Section 6.06(a) of the Parent Disclosure Schedule, no later than fifty (50) calendar days following the date of this Agreement (and in any event prior to the expiration of any applicable legal deadline), initiate the required regulatory processes with a view to making or causing to be made all filings and submissions, with prenotification where appropriate, required to be made (including with respect to all Requisite Regulatory Approvals, or otherwise reasonably deemed advisable by Parent to be made, by any party or any of its Affiliates under any other applicable Antitrust Law or any Foreign Investment Law, including in furtherance of or for the purpose of referral of jurisdiction under such Law, as applicable, or other Laws for the consummation of the Transactions) (the “Regulatory Filings”). The parties shall cooperate in good faith with the applicable Governmental Authorities in connection with the Regulatory Filings and submissions and shall, as promptly as practicable, comply with any requests for information, including, if applicable, requests for the production of documents and the production of witnesses for interviews or depositions by any Governmental Authorities. Parent will pay, or cause its Affiliates to pay, all filing fees required under any Antitrust Law or any Foreign Investment Law for any of the Transactions.

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(b)               Each of Parent and the Company shall use their reasonable best efforts to assist and cooperate with each other in preparing and filing all documents required or reasonably deemed advisable by Parent to be submitted by any of them or their Affiliates to any Governmental Authorities in connection with the Transactions and in obtaining any Governmental Authority waiting period expirations or terminations, consents, waivers, authorizations, clearances or approvals in connection with the Transactions (which assistance and cooperation shall include timely furnishing to the requesting party all information that such party or its counsel reasonably determines is required to be included in such documents or would be helpful in obtaining such required waiting period expirations or terminations, consents, waivers, authorizations, clearances or approvals). Subject to the other provisions of this Section 6.06, Parent shall have the sole right to (i) determine, direct and implement the strategy of the parties for obtaining approvals or expiration or, if applicable, terminations of waiting periods, under the HSR Act, or any other Antitrust Law, Foreign Investment Law, or other Laws applicable to any party or its Affiliates and, in each case, required for the consummation of the Transactions (including the right to direct and unilaterally determine any decision to pull and refile any filing under the HSR Act; provided that any decision to pull and refile any such filing more than once shall require the prior written consent of the Company), and (ii) control the defense and settlement of any Action relating to the Transactions that is brought by or before any Governmental Authority in connection with the Regulatory Filings; provided that Parent shall consult in good faith with the Company, and consider in good faith any suggestions of the Company, with respect to the foregoing matters.

(c)               Each of the parties shall promptly inform the other parties of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any Regulatory Filing or any such transaction and shall have the right to review in advance, and to the extent practicable, each will consult the other on any filing made with, or other material communications submitted to, any Governmental Authority in connection with the Transactions. Subject to this Section 6.06 and applicable Laws relating to the exchange of information, each party shall, to the extent practicable, give the other parties reasonable advance notice of all material communications with any Governmental Authority and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and each party shall make reasonable efforts to afford the other parties the opportunity to attend or participate in material conferences, meetings and telephone or other communications between the other parties and Governmental Authorities concerning the Transactions, unless prohibited by such Governmental Authority. Materials required to be provided pursuant to this Section 6.06(c) may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements in existence as of the date of this Agreement, (iii) as necessary to address attorney-client or other privilege concerns and (iv) to remove material that is unrelated to the Transactions. Each party, as each reasonably deems advisable, shall be entitled to designate any competitively sensitive material provided to the other parties under this Section 6.06 as “Antitrust/FDI Counsel Only Material”. Such materials and the information contained therein shall be given only to the outside antitrust and foreign direct investment counsel of the recipient and, unless explicitly excluded, in-house counsel of the recipient approved by the providing party and will not be disclosed by such outside counsel or approved in-house counsel to other Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.

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(d)               If any objections are asserted with respect to the Transactions under the HSR Act, any other applicable Antitrust Law, Foreign Investment Law or in connection with any Requisite Regulatory Approval, or if any Action is instituted or threatened by any Governmental Authority or third party challenging any of the Transactions, Parent and the Company shall use their reasonable best efforts to take, or cause to be taken (including by causing their Affiliates to take), all actions necessary to resolve such objections as promptly as practicable. Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, in connection with any such objection or Action, Parent shall, and shall cause its Subsidiaries and Affiliates to, (i) hold separate, sell, license, divest or otherwise dispose of businesses or properties or assets of Parent or any of its Affiliates, (ii) terminate, amend or assign any investments, joint ventures or other similar arrangements of Parent or any of its Affiliates, and (iii) grant any right to, or enter into any contractual or other commercial relationship with, any third party with respect to any assets of Parent or any of its Affiliates; provided that any such actions shall be conditioned upon consummation of the Transactions. Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, Parent or any Affiliate of Parent to (and the Company shall not, without the prior written consent of Parent, agree to) take any of the foregoing actions, except as set forth on Section 6.06(d) of the Parent Disclosure Schedule. Parent and the Company (including their Affiliates) shall oppose, fully and vigorously, (A) any administrative or judicial Action that is initiated or threatened to be initiated challenging this Agreement or the consummation of the Transactions (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) and (B) any request for, the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the transactions contemplated hereby, including in the case of either (A) or (B), by defending through litigation any Action brought by any Person in any court or before any Governmental Authority until a final, non-appealable judgment has been entered, and vigorously pursuing all available avenues of administrative and judicial appeal. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its Subsidiaries; provided that any such action shall be conditioned upon the consummation of the Merger and the other transactions contemplated hereby.

(e)               Notwithstanding anything in this Agreement, Parent shall proffer to the applicable Governmental Authority or Governmental Authorities divestitures and other remedies contemplated by, and subject to, Section 6.06(d) of this Agreement and Section 6.06(d) of the Parent Disclosure Schedule, no later than ten (10) months from the later of the date of Parent’s and the Company’s initial filings under the HSR Act, unless otherwise mutually agreed to by the parties.

(f)                During the Pre-Closing Period, none of Parent or any of its controlled Affiliates shall acquire or agree to acquire any rights, business, person or division thereof (by way of merger, consolidation, share exchange or other business combination, asset, stock or equity purchase or otherwise) or enter into or agree to enter into any joint venture, collaboration or other similar arrangement, in each case (i) involving thrombectomy or embolization products in the neurovascular or peripheral vascular spaces or access products in the neurovascular space and (ii) if the entry by Parent or any of its controlled Affiliates into an agreement relating to, or the consummation by Parent or any of its controlled Affiliates of,

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any such transaction or arrangement would reasonably be expected to (1) impose a material delay in the expiration or termination of any applicable waiting period or impose a material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval, non-disapproval, declaration or order of a Governmental Authority necessary to consummate the Transactions, including receipt of any approvals and expiration of waiting periods pursuant to the HSR Act or other applicable Antitrust Laws (including those set forth in Section 7.01(c) of the Parent Disclosure Schedule), (2) materially increase the risk of a Governmental Authority enacting, issuing, promulgating, enforcing or entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other Order or Law that would delay, restrain, prevent, enjoin or otherwise prohibit or make illegal the consummation of the Transactions or (3) otherwise materially delay or impede the consummation of the Transactions.

(g)               During the Pre-Closing Period, none of the Company Group shall acquire or agree to acquire any rights, business, person or division thereof (by way of merger, consolidation, share exchange or other business combination, asset, stock or equity purchase or otherwise) or enter into or agree to enter into any joint venture, collaboration or other similar arrangement, in each case, if the entry by the Company or any other member of the Company Group into an agreement relating to, or the consummation by Company or any other member of the Company Group of, any such transaction or arrangement would reasonably be expected to (1) impose a material delay in the expiration or termination of any applicable waiting period or impose a material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval, non-disapproval, declaration or order of a Governmental Authority necessary to consummate the Transactions, including receipt of any approvals and expiration of waiting periods pursuant to the HSR Act or other applicable Antitrust Laws (including those set forth in Section 7.01(c) of the Parent Disclosure Schedule), (2) materially increase the risk of a Governmental Authority enacting, issuing, promulgating, enforcing or entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other Order or Law that would delay, restrain, prevent, enjoin or otherwise prohibit or make illegal the consummation of the Transactions or (3) otherwise materially delay or impede the consummation of the Transactions.

Section 6.07          Obligations of Parent and Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Promptly following the execution of this Agreement, Parent shall, or shall cause the sole stockholder of Merger Sub to, execute a consent adopting this Agreement in accordance with the DGCL.

Section 6.08          Public Announcements. The parties agree that Parent and the Company shall each issue an initial press release relating to this Agreement in forms mutually agreed to by Parent and the Company. Thereafter until the Effective Time, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent (i) the press release or public statement contains information that is consistent with the press release referred to in the preceding sentence or any other release or public statement previously issued or made in accordance with this Section 6.08 or (ii) public disclosure is required by applicable Law or the requirements of the NYSE,

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in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public statements, except no party shall be required to consult with any other party with respect to the matters described in, and subject to the requirements of, Section 6.03, Section 8.01 and Section 8.03 or in connection with any dispute between the parties regarding this Agreement.

Section 6.09          Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value-added, use, real property transfer or gains and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value-added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

Section 6.10          Stock Exchange De-Listing. The Company shall cooperate with any reasonable requests of Parent and in response thereto, use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time. If the Company is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act which falls on a date within the ten (10) days following the date that the Company is expected to be delisted from the NYSE, the Company will use its reasonable best efforts to deliver to Parent at or prior to the Closing a substantially final draft of any such annual or quarterly report.

Section 6.11          Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any Action brought by the Company’s stockholders or other persons against the Company or any of its directors, officers or Representatives arising out of or relating to this Agreement or the Transactions (“Transaction Litigation”). Without limiting the preceding sentence, the Company shall provide Parent with a reasonable opportunity to review and comment on all material filings or responses to be made by the Company in connection with any such Transaction Litigation, and the right to consult on the settlement with respect to such Action, and the Company will consider in good faith any comments reasonably proposed by Parent with respect to such matters, and, no such settlement shall be agreed to by the Company without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

Section 6.12          Takeover Laws. If any “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL) becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.

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Section 6.13          Certain Other Consents. The Company shall use its reasonable best efforts to obtain and deliver, at or prior to the Closing, all consents, approvals or waivers required to be obtained from third parties to any Contract set forth in Section 6.13 of the Company Disclosure Schedule in connection with the consummation of the Transactions, and Parent shall provide its reasonable assistance as is reasonably requested by the Company to secure any such consents, approvals and waivers; provided that nothing in this Agreement shall obligate or be construed to obligate any party or its Affiliates to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent, approval or waiver.

Section 6.14          Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other party if any of the following occur after the date of this Agreement: (a) receipt of any written notice to the receiving party from any third person alleging that the consent or approval of such third person is or may be required in connection with the Transactions and the pursuit of such consent could (in the good faith determination of such party) reasonably be expected to prevent or materially delay the consummation of the Transactions; (b) receipt of any notice or other communication from any Governmental Authority or the NYSE (or any other securities market) in connection with the Transactions; or (c) if the Company obtains knowledge or Parent obtains knowledge, as applicable, of the occurrence of an event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Transactions or (ii) result in the failure of any condition set forth in Article VII to be satisfied. In no event shall (1) the delivery of any notice by a party pursuant to this Section 6.14 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (2) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty. Notwithstanding anything to the contrary in this Agreement, the failure to deliver any such notice, in and of itself, shall not give rise to any right to terminate under Article VIII.

Section 6.15          280G Calculations. As soon as practicable, but in no event later than thirty (30) Business Days after the date hereof, the Company shall make available to Parent true, correct and complete copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code and determined as of the date of this Agreement).

Section 6.16          Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Section 6.17          Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.18          Directors’ and Officers’ Resignations. Prior to the Effective Time, unless otherwise agreed by Parent, the Company will use its reasonable best efforts to cause each director and officer of the Company and each director and officer of each Company Subsidiary to execute and deliver a letter, in form and substance reasonably satisfactory to Parent, effectuating such individual’s resignation, effective as of the Effective Time, as a director or officer of the Company or such Company Subsidiary, as applicable.

Article VII

CONDITIONS TO THE MERGER

Section 7.01          Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) of the following conditions:

(a)               Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)               No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger.

(c)               Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any agreement with a Governmental Authority not to consummate the Merger shall have expired or been terminated, and (ii) all required consents, approvals, non-disapprovals and other authorizations of any Governmental Authority set forth in Section 7.01(c) of the Parent Disclosure Schedule shall have been obtained (all such consents, approvals, non-disapprovals, authorizations, and the lapse of waiting periods, including under the HSR Act, of such jurisdictions, the “Requisite Regulatory Approvals”).

(d)               Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)               Stock Exchange Listing. The Parent Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.02          Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions:

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(a)               Representations and Warranties. (i) Each of the representations and warranties of the Company in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.24, Section 3.25 and Section 3.27 shall, if qualified by materiality or “Company Material Adverse Effect” be true and correct in all respects, or if not so qualified, be true and correct in all material respects (except for the representations and warranties of the Company in (A) Section 3.03(a), which shall be true and correct in all respects, and (B) Section 3.03(b), which shall be true and correct in all respects, except for de minimis deviations), in each case, as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), (ii) the representation and warranty of the Company in Section 3.09(a) shall be true and correct in all respects as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date and (iii) each of the other representations and warranties contained in Article III (disregarding all qualifications set forth therein relating to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), except where the failure of such representations and warranties in this subclause (iii) to be so true and correct would not have a Company Material Adverse Effect.

(b)               Agreements and Covenants. The Company shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)               No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)               Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

Section 7.03          Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)               Representations and Warranties. (i) Each of the representations and warranties of Parent in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.12 and Section 4.13 shall, if qualified by materiality or “Parent Material Adverse Effect” be true and correct in all respects, or if not so qualified, be true and correct in all material respects (except for the representations and warranties of Parent in (A) Section 4.03(a), which shall be true and correct in all respects, and (B) Section 4.03(b), which shall be true and correct in all respects, except for de minimis deviations), in each case, as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date),

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(ii) the representation and warranty of Parent in Section 4.08(a) shall be true and correct in all respects as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date and (iii) each of the other representations and warranties of Parent contained in Article IV (disregarding all qualifications set forth therein relating to “materiality”, “Parent Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall have been true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), except where the failure of such representations and warranties this subclause (iii) to be true and correct would not have a Parent Material Adverse Effect.

(b)               Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)               No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(d)               Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a duly authorized officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01          Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Company Board or Parent Board (as applicable) of the terminating party or parties, notwithstanding any prior adoption of this Agreement by the stockholders of the Company, as follows (the date of any such termination, the “Termination Date”):

(a)               by mutual written consent of Parent and the Company;

(b)               by either Parent or the Company, if the Effective Time shall not have occurred on or before January 14, 2027 (the “Initial Outside Date”); provided, that if on the Initial Outside Date (or, if the Initial Outside Date shall have been extended pursuant to this Section 8.01(b), if on the then-scheduled Outside Date, as applicable) any of the conditions set forth in Section 7.01(b) (to the extent relating to the matters set forth in Section 7.01(c) or any Antitrust Law) or Section 7.01(c) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived (or shall then be capable of being satisfied if the Closing were to take place on such date), then either Parent or the Company may, by written notice to the other party, extend the Initial Outside Date in successive three (3)-month increments until no later than January 14, 2028 (the Initial Outside Date, as it may be extended pursuant to this Section 8.01(b), the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any agreements and covenants under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

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(c)               by either Parent or the Company, if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such Law or Order shall have become final and nonappealable, or if there shall be adopted following the date of execution of this Agreement any Law that makes consummation of the Merger illegal or otherwise prohibited; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) has fulfilled its obligations under Section 6.06;

(d)               by either Parent or the Company, if this Agreement shall fail to receive the Company Stockholder Approval at the Company Stockholders’ Meeting (or any adjournment or postponement thereof at which a vote is taken on the Merger);

(e)               by Parent, if, prior to the receipt of the Company Stockholder Approval, the Company Board shall have effected, and not withdrawn at least five (5) Business Days prior to the Company Stockholder Meeting, an Adverse Recommendation Change;

(f)                by the Company, at any time prior to the time at which the Company Stockholder Approval is obtained, if the Company Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.03; provided that, (i) the Company shall not have breached (other than a de minimis breach) Section 6.03 with respect to such Superior Proposal and (ii) prior to or substantially concurrently with, and as a condition to the effectiveness of such termination, the Company pays to Parent the Company Termination Fee;

(g)               by Parent, if the Company shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by Parent to the Company and (B) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if Parent is then in breach of any of its representations or warranties or Parent or Merger Sub is then in breach of any of its covenants or agreements hereunder, in either case, such that any condition in Section 7.03(a) or Section 7.03(b) is not satisfied or capable of being satisfied by the Outside Date; or

(h)               by the Company, if Parent shall have breached any of its representations or warranties, or Parent or Merger Sub shall have failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by the Company to Parent and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder such that any condition in Section 7.02(a) or Section 7.02(b) is not satisfied or capable of being satisfied by the Outside Date.

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Section 8.02          Notice of Termination; Effect of Termination.

(a)               A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any valid termination in accordance with Section 8.01 shall be effective immediately upon delivery of such written notice to the other party.

(b)               In the event of a valid termination of this Agreement by the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) this Section 8.02, Section 6.02(b), Section 8.03 and Article IX shall remain in full force and effect and (ii) nothing herein shall relieve any party from liability for any Willful Breach of any representation, warranty, covenant or other agreement contained in this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 8.03          Fees and Expenses.

(a)               Subject to Section 8.03(b), all Expenses incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement.

(b)               If this Agreement is validly terminated:

(i)                 by (A) Parent or the Company pursuant to Section 8.01(b) (but only if at such time Parent would not be prohibited from terminating this Agreement by the second proviso in Section 8.01(b)) or Section 8.01(d) or (B) by Parent pursuant to Section 8.01(g), then, if (1) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced, disclosed or otherwise made public that remains outstanding and is not publicly withdrawn as of (x) in the case of clause (A), the date that is five (5) Business Days prior to the Company Stockholders’ Meeting and (y) in the case of clause (B), the Termination Date, and (2) within twelve (12) months of the Termination Date the Company or any Company Subsidiary enters into, or submits to the stockholders of the Company for adoption, a definitive agreement with respect to an Acquisition Proposal or consummates any transaction that is the subject of an Acquisition Proposal, then the Company shall pay Parent the amount of $525,000,000 (the “Company Termination Fee”), which payment shall be made by wire transfer of immediately available funds within two (2) Business Days after the earliest to occur of the entry by the Company into the agreement with respect to an Acquisition Proposal, the submission of an agreement with respect to an Acquisition Proposal to the stockholders of the Company for adoption or the consummation of any transaction that is the subject of an Acquisition Proposal, in each case, as referred to in subclause (2) of this Section 8.03(b)(i);

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(ii)              by Parent pursuant to Section 8.01(e), then the Company shall pay to Parent the Company Termination Fee;

(iii)            by the Company pursuant to Section 8.01(f), then the Company shall pay to Parent the Company Termination Fee;

(iv)             by Parent or the Company pursuant to Section 8.01(b) or Section 8.01(c) (but only if the Law or Order giving rise to such termination right relates to a Requisite Regulatory Approval or otherwise in connection with Antitrust Laws) and, in each case, at the time of such termination, (A) one or more of the conditions set forth in Section 7.01(b) (but only if the Law or Order giving rise to such termination right relates to a Requisite Regulatory Approval or otherwise in connection with Antitrust Laws) or Section 7.01(c) shall not have been satisfied or waived, (B) the condition set forth in Section 7.01(a) shall have been satisfied and (C) all of the conditions set forth in Section 7.02 shall have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing; provided that those conditions would have been capable of being satisfied if the Closing were to occur on such Termination Date), then Parent shall pay, or cause to be paid, to the Company the amount of $900,000,000 (the “Parent Termination Fee”), which payment shall be made by wire transfer of immediately available funds within two (2) Business Days after such Termination Date.

(c)               In the event this Agreement is terminated by the Company or Parent for any reason at a time when Parent or the Company, as applicable, would have had the right to terminate this Agreement under circumstances that would have entitled Parent to the Company Termination Fee or the Company to the Parent Termination Fee, as applicable, (i) the Company shall pay to Parent the Company Termination Fee that Parent would have been (or would have subsequently become) entitled to receive had Parent terminated this Agreement at such time and (ii) Parent shall pay to the Company the Parent Termination Fee that the Company would have been (or would have subsequently become) entitled to receive had the Company terminated this Agreement at such time.

(d)               The Company Termination Fee payable by the Company (i) under Section 8.03(b)(iii) shall be paid to Parent or its designee by the Company by wire transfer of immediately available funds prior to or concurrently with, and as a condition to the effectiveness of, termination of this Agreement by the Company pursuant to Section 8.01(f) and (ii) under Section 8.03(b)(ii) shall be paid to Parent or its designee by the Company by wire transfer of immediately available funds within two (2) Business Days after the termination of this Agreement by Parent pursuant to Section 8.01(e).

(e)               For purposes of Section 8.03(b)(i)(2), Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(g)(i), except that references to twenty percent (20%) in the definition thereof shall be deemed to be references to fifty percent (50%).

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(f)                The parties acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to pay when due any amount pursuant to this Section 8.03, then the Company or Parent, as applicable, shall also (i) reimburse the other party for all reasonable Expenses incurred in connection with the collection of such overdue amount and the enforcement by such other party of its rights under this Section 8.03, and (ii) pay to the other party interest on such overdue amount from the date such payment was required to be paid until (but excluding) the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be paid (clauses (i) and (ii), collectively, whether in relation to the Company Termination Fee or the Parent Termination Fee, the “Termination Fee Collection Costs”). In no event shall (A) the Company be required to pay the Company Termination Fee or (B) Parent be required to pay the Parent Termination Fee, in each case, more than once in connection with the termination of this Agreement or the Transactions. In no event will any party be entitled to receive both (x) a grant of specific performance which results in the consummation of the Effective Time as contemplated in this Agreement, and (y) payment of the Company Termination Fee or the Parent Termination Fee, as applicable.

(g)               Each of the parties acknowledges that any amounts payable by the Company or Parent pursuant to this Section 8.03, including the Company Termination Fee or the Parent Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(h)               (i) In circumstances where the Company Termination Fee is payable in accordance with Section 8.03(b), (A) payment of the Company Termination Fee (plus, if applicable, the Termination Fee Collection Costs) by or on behalf of the Company shall be the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) of any Parent Related Party against any Company Related Party for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and (B) upon payment of the Company Termination Fee (plus, if applicable, the Termination Fee Collection Costs), no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the termination hereof or the Transactions; and (ii) in circumstances where the Parent Termination Fee is payable in accordance with Section 8.03(b), (1) payment of the Parent Termination Fee (plus, if applicable, the Termination Fee Collection Costs) by or on behalf of Parent shall be the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) of any Company Related Party against any Parent Related Party for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and (2) upon payment of the Parent Termination Fee (plus, if applicable, the Termination Fee Collection Costs), no Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the termination hereof or the Transactions; provided that nothing in this Section 8.03(h) shall relieve any party from liability for any Willful Breach.

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Article IX

GENERAL PROVISIONS

Section 9.01          Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email transmission (upon confirmation of receipt and provided that if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto) or if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the Business Day following the date of transmission) to the respective parties at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to Parent or Merger Sub: Boston Scientific Corporation

300 Boston Scientific Way

Marlborough, Massachusetts 01752

Attention: Chief Corporate Counsel

Email: ****

with a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue
New York, NY 10022
Attention: Clare O’Brien

Derrick Lott

Email:        cobrien@aoshearman.com

derrick.lott@aoshearman.com

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(b)	if to the Company: Penumbra, Inc. One Penumbra Place Alameda, CA 94502 Attention: Johanna Roberts Email: ****

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
900 Middlefield Road

Redwood City, California 94063
Attention:   Alan F. Denenberg

Michael Diz

E-mail:     alan.denenberg@davispolk.com

michael.diz@davispolk.com

Section 9.03          Certain Definitions.

(a)               For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement that (a) does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 6.03 or any other provision of this Agreement and (b) contains confidentiality provisions that are no more favorable in the aggregate to the counterparty than those contained in the Confidentiality Agreement; provided that such agreement need not include any “standstill” or similar restriction.

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of Section 6.03) regarding, or that is intended to result in, or could reasonably be expected to lead to, any Acquisition Proposal.

“Affiliate” of a specified person means a person that or who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anti-Corruption Laws” means Laws relating to bribery, corruption or money laundering, including the FCPA, the UK Bribery Act of 2010, as amended, or any successor statute, rules or regulations thereto and the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws or Laws (including the HSR Act) that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

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“Business Day” means any day (other than Saturday or Sunday) on which commercial banks banking in the County of New York, New York are not required or permitted by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Awards” means, collectively, all Company Options and Company RSUs.

“Company ESPP” means the Company’s Employee Stock Purchase Plan, as amended from time to time.

“Company Group” means the Company and each Company Subsidiary.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means (a) all Contracts concerning Intellectual Property to which the Company or a Company Subsidiary is a party or beneficiary or by which the Company or a Company Subsidiary, or any of their properties or assets, may be bound presently, including all Contracts pursuant to which (i) the Company or a Company Subsidiary licenses, permits or agrees to license or permit any other person to use, enforce or register any Intellectual Property and (ii) any person licenses, permits or agrees to license or permit the Company or a Company Subsidiary to make, sell, offer for sale, import, use, enforce or register any Intellectual Property and (b) consents, settlements, waivers, releases, covenants, options, Orders, injunctions or rulings governing the use, validity or enforceability of any Company Intellectual Property.

“Company Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, has had, or would reasonably be expected to have (a) a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole, or (b) a material adverse effect on, or prevents or materially delays, the ability of the Company to consummate the Transactions; provided, however, that, in the case of clause (a), a Company Material Adverse Effect shall not be deemed to include any event, circumstance, change, condition, occurrence or effect to the extent resulting from or arising out of any of the following: (i) any event, circumstance, change, condition, occurrence or effect resulting from or relating to (A) a change in general economic, political, regulatory, business, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, or fluctuations in the value of any currency, (B) changes generally affecting the industries (including seasonal fluctuations) in which the Company or any of the Company Subsidiaries operates in the United States or globally, (C) any change or proposed change in accounting requirements or principles required by GAAP or required by any change in applicable Laws or the interpretation or enforcement thereof after the date hereof,

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(D) any disease outbreak, epidemic or pandemic (including the SARS CoV-2 or COVID-19 virus) and any evolutions or mutations thereof or quarantine restrictions, weather conditions or other natural disasters or the worsening of any of the foregoing, (E) any change in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action or operation, sabotage, civil unrest, civil disobedience, national or international calamity, the outbreak of hostilities or acts of terrorism (including cyberterrorism)), (F) the announcement of the execution of this Agreement or the pendency of the Transactions, or (G) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (including the Company operating in the ordinary course of business) or any action or omission requested or consented to in writing by Parent prior to the taking of such action; provided further that if the exceptions set forth in subclauses (A), (B), (C), (D) or (E) of this clause (i)  have a disproportionate impact on the Company Group, taken as a whole, compared to other companies that operate in the industries in which the Company Group operates, then such disproportionate effects, changes, developments or occurrences may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent of such disproportionate impact or (ii) Transaction Litigation, (iii) any change in the trading price or trading volume of the Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for the Company by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company (provided that, except as otherwise provided in this definition, the underlying cause of such change may be considered in determining whether there is a Company Material Adverse Effect), or (iv) any failure to meet internal, public or other projections or forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (provided that, except as otherwise provided in this definition, the underlying causes of such failure may be considered in determining whether there is a Company Material Adverse Effect).

“Company Product” means the products and services currently being sold, provided or distributed by, or under development by, a member of the Company Group.

“Company Related Party” means each of the Company, the Company Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees.

“Company Stock Plans” means, collectively, the Company’s 2005 Stock Plan, the Company’s 2011 Equity Incentive Plan, the Company’s Amended and Restated 2014 Equity Incentive Plan, and the Company ESPP, each as amended from time to time.

“Company Stockholders’ Meeting” means a duly convened meeting of the stockholders of the Company called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Company Subsidiary” means a Subsidiary of the Company.

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“Confidentiality Agreement” means the confidentiality agreement, dated December 19, 2025, between Parent and the Company.

“Contract” means any legally binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Conversion Ratio” means the quotient obtained by dividing (a) the amount of the Equity Award Cash Consideration by (b) an amount equal to the Parent Stock Price.

“Device Regulatory Laws” means Laws administered by the FDA relating to the regulation of the procurement, design, research, development, testing, studying, manufacturing, quality, licensing, production, processing, handling, packaging, labeling, storage, advertising, use, promotion, marketing, importation, exportation, sale and distribution of medical devices or components thereof, and any analogous applicable Laws of any applicable State or jurisdiction.

“Employee” means any current or former officer or employee of the Company or any Company Subsidiary.

“Equity Award Cash Consideration” means $274.00 in cash, without interest.

“Equity Award Consideration” means (i) the Equity Award Cash Consideration and (ii) a number of Parent Shares equal to the Equity Award Stock Consideration.

“Equity Award Consideration Value” means the sum of (i) the Equity Award Cash Consideration and (ii) the product of (a) the Equity Award Stock Consideration and (b) the Parent Stock Price.

“Equity Award Stock Consideration” means 1.0353 Parent Shares.

“Equity Interests” means any (a) shares or other equity interests or capital stock of any corporation, limited liability company, partnership, joint venture or other business association or entity, (b) options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares or other equity interests or capital stock of any corporation, limited liability company, partnership, joint venture or other business association or entity, (c) securities convertible into or exchangeable or exercisable for any such shares, capital stock or other equity interests, or (d) any other rights or instruments that are linked in any way to the price of the shares of capital stock of any other person or the value of all or any part of another person.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business under common control with the Company as determined under Sections 414(b), (c), (m) or (o) of the Code.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party and its Affiliates) incurred (whether or not billed) at any time (whether before or after the date of this Agreement) by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, at 21 U.S.C. §§ 301 et. seq. and its implementing regulations and guidance.

“Foreign Investment Law” means any Laws that are designed to prohibit, restrict or regulate foreign investment.

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 812, and equivalent non-U.S. Laws to which any member of the Company Group is subject.

“Healthcare Laws” means all non-U.S., federal, state, and local Laws relating to the regulation, provision or administration of, or billing or payment for, healthcare products or services, whether criminal or civil, including: (a) federal Laws relating to the Medicare and Medicaid programs and any other federal healthcare programs; (b) federal and state Laws relating to healthcare fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et. seq.), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Requirements of Laws (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and § 1320a-7b) and the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et. seq.); (c) the federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the regulations implemented thereunder and similar state Laws; (d) state Laws relating to Medicaid or any other state healthcare or health insurance programs; (e) federal or state Laws relating to billing or claims for reimbursement submitted to any government or third-party payor; (f) any other federal or state Laws relating to fraudulent,

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abusive or unlawful practices connected in any way with the provision or marketing of healthcare items or services; (g) state Laws relating to insurance and risk-sharing products, services and arrangements; (h) federal and state Laws relating to health information privacy, including HIPAA; and (i) the Public Health Service Act (42 U.S.C. § 201 et. seq.), including 42 U.S.C. §§ 290dd-3, 290ee-3, 42 C.F.R. Part 2; each of clauses (a) through (i) as amended from time to time; and all comparable non-U.S., federal, state and local Laws and the rules and regulations promulgated pursuant to all such Laws, each as amended from time to time.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, together with all implementing regulations thereof, as amended, including but not limited to 45 CFR Part 160, Part 162 and Part 164, Subparts A, C, D and E and all including all guidance, rules, interpretations and implementing regulations.

“Intellectual Property” means all intellectual property in any jurisdiction worldwide, including (a) trademarks, service marks, trade names, trade dress, slogans, logos, brand names, Internet domain names, social media accounts, geographical indications and corporate names, as well as any other identifiers indicating the business or source of goods or services (whether registered, arising under common law or statutory law, or otherwise) and general intangibles of a like nature, all registrations (and applications for registration) for the foregoing, and all goodwill connected with the use thereof and symbolized thereby; (b) patents and patent applications (including reissues, divisionals, continuations and continuations-in-part, extensions and counterparts thereof), utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures and industrial designs; (c) rights in confidential or proprietary information, including trade secrets and rights in know-how, methodologies, pricing information, confidential research, algorithms, models, processes, formulas, client lists and invention rights; (d) works of authorship, copyrights (including copyrights in Software), moral rights, design rights and database rights therein and thereto; (e) registrations, applications, renewals and extensions for any of the foregoing in clauses (a) through (d); (f) all rights in Software and technology; (g) claims and rights to sue and recover for past, present and future infringement, misappropriation, violation or breach of any of the foregoing; and (h) any and all other proprietary rights.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, as of the date of this Agreement, of the individuals identified in Section 9.03(a) of the Company Disclosure Schedule, in each case, including the knowledge that any such individuals would reasonably be expected to discover or become aware of after reasonable inquiry of such individual’s direct reports with operational responsibility for the fact or matter in question.

“Leased Real Property” means any real property leased, subleased, licensed or otherwise used or occupied (whether as a tenant, subtenant, licensee, or other interest, respectively) by any member of the Company Group.

“Licensed Intellectual Property” means Intellectual Property that the Company or a Company Subsidiary is licensed or otherwise permitted to use (other than standard, generally unmodified and commercially available shrink-wrap or off-the-shelf Software that is licensed to the Company or any Company Subsidiary under a non-exclusive license agreement).

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“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first refusal, licenses, hypothecation, mortgages, liens and any other encumbrances of any kind or nature whatsoever.

“Non-Employee Service Provider” means any current or former non-employee director, consultant, vendor or other independent contractor of the Company or any Company Subsidiary.

“Notified Body” means an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a medical device with the requirements of Regulation (EU) 2017/745 of the European Parliament and of the Council of 5 April 2017 on medical devices, amending Directive 2001/83/EC, Regulation (EC) No 178/2002 and Regulation (EC) No 1223/2009 and repealing Council Directives 90/385/EEC and 93/42/EEC concerning medical devices, as amended from time to time, and applicable harmonized standards.

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means, with respect to any person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Owned Intellectual Property” means Intellectual Property owned by the Company or a Company Subsidiary.

“Parent ESPP” means Parent’s Employee Stock Purchase Plan, as amended from time to time.

“Parent Group” means Parent and each Parent Subsidiary.

“Parent Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, has had, or would reasonably be expected to have (a) a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Parent Group, taken as a whole, or (b) a material adverse effect on, or prevents or materially delays, the ability of Parent to consummate the Transactions; provided, however, that, in the case of clause (a), a Parent Material Adverse Effect shall not be deemed to include any event, circumstance, change, condition, occurrence or effect to the extent resulting from or arising out of any of the following: (i) any event, circumstance, change, condition,

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occurrence or effect resulting from or relating to (A) a change in general economic, political, regulatory, business, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, or fluctuations in the value of any currency, (B) changes generally affecting the industries (including seasonal fluctuations) in which Parent or any of the Parent Subsidiaries operates in the United States or globally, (D) any change or proposed change in accounting requirements or principles required by GAAP or required by any change in applicable Laws or the interpretation or enforcement thereof after the date hereof, (C) any disease outbreak, epidemic or pandemic (including the SARS CoV-2 or COVID-19 virus) and any evolutions or mutations thereof or quarantine restrictions, weather conditions or other natural disasters or the worsening of any of the foregoing, (E) any change in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action or operation, sabotage, civil unrest, civil disobedience, national or international calamity, the outbreak of hostilities or acts of terrorism (including cyberterrorism)), (F) the announcement of the execution of this Agreement or the pendency of the Transactions, or (G) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (including Parent operating in the ordinary course of business) or any action or omission requested or consented to in writing by the Company prior to the taking of such action; provided further that if the exceptions set forth in subclauses (A), (B), (C) (D) or (E) of this clause (i)  have a disproportionate impact on the Parent Group, taken as a whole, compared to other companies that operate in the industries in which the Parent Group operates, then such disproportionate effects, changes, developments or occurrences may be taken into account in determining whether a Parent Material Adverse Effect has occurred solely to the extent of such disproportionate impact or (ii) any failure to meet internal or published projections or forecasts for any period or a decline in the price or trading volume of Parent Shares (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Parent Material Adverse Effect).

“Parent Related Party” means each of Parent, Merger Sub and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees.

“Parent Stock Plans” means, collectively, any Parent equity plan that authorizes the grant of compensatory equity awards or pursuant to which compensatory equity awards are outstanding, including the Parent’s 2000, 2003 and 2011 Long Term Incentive Plans, and the Parent ESPP, each as amended from time to time.

“Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the ten (10) consecutive trading days ending on the trading day that is two (2) trading days prior to the Closing Date.

“Parent Subsidiary” means a Subsidiary of Parent.

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“Permitted Lien” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business which would not constitute a default under any Company Lease, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property or Leased Real Property which are not violated in any material respect by the current occupancy, operation or use of any Leased Real Property by any member of the Company Group, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy, operation or use of any Leased Real Property by any member of the Company Group in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities laws, (g) any non-exclusive licenses to Intellectual Property granted in the ordinary course of business and (h) any statutory Liens caused by state statutes or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures or leasehold improvements at the subject premises which are not materially adverse to the current occupancy, operation or use of any Leased Real Property by any member of the Company Group.

“person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personally Identifiable Information” means any data or information relating to an identified or reasonably identifiable individual natural person or household, including any data or information that, alone or in combination with other data or information, can be used to identify, directly or indirectly, an individual natural person or household, including a person’s name, physical address, telephone number, email address, financial account number or credit card number, government-issued or online identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, biometric and genetic information, gender, age or date of birth, treatment dates or other dates related to the person, educational or employment information, marital or other status, behavioral information, IP address, or any other data or information that constitutes personal data, Protected Health Information (as defined by HIPAA), personally identifiable information, personal information or similar defined term under applicable Privacy Laws or any information that is governed, regulated or protected by one or more Privacy Laws concerning information relating to an identified or identifiable individual natural person or household.

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“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether written or unwritten and whether or not subject to ERISA, all bonus, stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, stock appreciation right, incentive, deferred compensation, performance award, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance, change of control, retention or other contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company, any Company Subsidiary has any obligation or direct or indirect liability or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any Employee or Non-Employee Service Provider or any beneficiary of any Employee or Non-Employee Service Provider. Notwithstanding the foregoing, any employee benefit plan, program or arrangement that is sponsored or maintained by a Governmental Authority shall not constitute a Plan.

“Privacy Laws” means all applicable Laws that govern or relate to privacy, data security, marketing or the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personally Identifiable Information. Without limiting the generality of the foregoing, “Privacy Laws” includes: (a) the Federal Trade Commission Act, 15 U.S.C. §§ 41-58; (b) HIPAA; (c) the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, 15 U.S.C. § 7701 et. seq.; (d) the Fair Credit Reporting Act, 15 U.S.C. § 1681 et. seq., as amended; (e) the Telephone Consumer Protection Act, 47 U.S.C. § 227, as amended; (f) the Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 U.S.C. §§ 6101-6108, as amended; (g) all State law equivalents of the foregoing clauses (a)-(f); (h) the California Consumer Privacy Act, Cal. Civ. Code § 1798.140, et. seq., as amended; (i) all Personally Identifiable Information breach notification laws; (j) all Laws of non-U.S. Governmental Authorities relating to Personally Identifiable Information, privacy, data processing, security and confidentiality, including (i) the General Data Protection Regulation (Regulation (EU) 2016/679) and any applicable national implementation(s) thereof, (ii) the Personal Information Protection and Electronic Documents Act (S.C. 2000, c. 5), (iii) the Personal Health Information Protection Act (SO 2004, c. 3, Sch. A), (iv) the Privacy Act 1988, (v) the My Health Records Act 2012 and (vi) the Personal Information Protection Law of the People’s Republic of China; (k) Payment Card Industry Data Security Standards, and (l) implementing regulations concerning such Laws.

“Publicly Available Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software, or pursuant to similar licensing and distribution models and (b) any Software that requires as a condition of use, modification, hosting, or distribution of such Software, or of other Software used or developed with, incorporated into, derived from, or distributed with such Software, that such Software or other Software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be redistributed, hosted or otherwise made available at no or minimal charge; or (iv) be licensed, sold or otherwise made available on terms that (A) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such Software or other Software or (B) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such Software or other Software.

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“Registered Licensed Intellectual Property” means the Licensed Intellectual Property granted by, registered or filed with, renewed by or the subject of a pending application before a Governmental Authority or Internet domain name registrar.

“Registered Owned Intellectual Property” means the Owned Intellectual Property granted by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Representatives” of any person shall mean the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such person or any of its Subsidiaries.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been since January 1, 2024 the subject or target of a comprehensive embargo under Sanctions Laws (including, as of the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any person that is the subject or target of sanctions under Sanctions Laws, including: (a) any person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a) of this definition; or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, OFAC or the U.S. Department of State), the United Kingdom of Great Britain, the European Union or the United Nations Security Council.

“Software” means (a) computer programs, applications, software, systems and code, including software implementation of algorithms, models and methodologies, program interfaces, source-code and object-code; (b) databases and compilations (including data and collections of data), whether machine readable or otherwise, operating systems and specifications; (c) development and design tools, library functions and compilers; (d) utilities, graphical user interfaces, menus, images, icons, forms and methods of processing; (e) documentation, including programmer notes, user manuals, training materials and works of authorship relating to or embodying any of the foregoing or on which any of the foregoing is recorded; and (f) in each case of the foregoing clauses (a) through (e), all versions, updates, corrections, enhancements and modifications thereof.

“Subsidiary” or “Subsidiaries” of any person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned by such person or by one or more other Subsidiaries of such person, (b) a partnership of which such person or one or more other Subsidiaries thereof is the general partner and has the power to direct the policies, management and affairs of such partnership,

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(c) a limited liability company of which such person or one or more other Subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other person (other than a corporation, partnership or limited liability company) in which such person or one or more other Subsidiaries of such person has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Systems” means computer, information technology and data processing systems, facilities and services used or held for use by any member of the Company Group, including all Software, hardware, middleware, firmware, servers, algorithms, telemetry, charging, communication protocols, hosting, applications, networks (including cloud-based), data, communications facilities, platforms and related equipment, systems and services, and all content and related documentation associated with each of the foregoing.

“Tax” or “Taxes” means any federal, state, local and non-U.S. taxes of any kind whatsoever, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, unclaimed property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated and other similar taxes and any other assessment, fee, duty, levy or charge, imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto, whether disputed or not.

“Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, and reports relating to Taxes that are required to be filed with any Governmental Authority, including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such return, declaration, claim for refund or information return or statement, as well as any schedule or attachment thereto and any amendment thereof.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.

“Willful Breach” means (a) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching party and (b) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

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(b)               The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Proposal	§ 6.03(g)(i)
Action	§ 3.10
Adverse Recommendation Change	§ 6.03(d)
Affiliate Transaction	§ 3.23
Agreement	Preamble
Book-Entry Shares	§ 2.04(a)
Cancelled Shares	§ 2.01(c)
Capitalization Date	§ 3.03(b)
Cash Consideration	§ 2.01(a)(ii)
Cash Election	§ 2.01(a)(ii)
Cash Election Number	§ 2.02(b)(i)
Cash Election Shares	§ 2.01(a)(ii)
Certificate of Merger	§ 1.03
Certificates	§ 2.04(a)
Closing	§ 1.02
Closing Date	§ 1.02
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§ 3.24(a)
Company Bylaws	§ 1.05
Company Charter	§ 1.05
Company Common Stock	§ 3.03(a)
Company Disclosure Schedule	Article III
Company Financial Advisor	§ 3.26
Company Leases	§ 3.13(c)
Company Option	§ 2.06(a)
Company Permits	§ 3.06
Company Preferred Stock	§ 3.03(a)
Company RSU	§ 2.06(c)
Company SEC Reports	§ 3.08(a)
Company Stockholder Approval	§ 3.24(b)
Company Termination Fee	§ 8.03(b)(i)
Continuing Employee	§ 6.05(a)
Data Security Requirements	§ 3.19(a)
DGCL	Recitals
Disclosure Schedule	§ 9.15
Dissenting Shares	§ 2.08
Effective Time	§ 1.03
Election Deadline	§ 2.03(d)
Election Form	§ 2.03(a)
Election Form Record Date	§ 2.03(a)
Enforceability Exceptions	§ 3.04

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Defined Term	Location of Definition
Environmental Laws	§ 3.17(b)
Excess Option Cost	§ 2.06(a)
Excess RSU Cost	§ 2.06(c)
Exchange Act	§ 3.05(b)
Exchange Agent	§ 2.04(a)
Exchange Agent Agreement	§ 2.04(a)
Exchange Fund	§ 2.04(a)
Exchange Ratio	§ 2.01(a)(i)
Excluded Shares	§ 2.01(a)
FDA Application Integrity Policy	§ 3.21(f)
Final Purchase Period	§ 2.06(e)
Form S-4	§ 6.01(a)
GAAP	§ 3.08(b)
Generative AI Technology	§ 3.18(k)
Governmental Authority	§ 3.05(b)
Hazardous Materials	§ 3.17(c)
Holder	§ 2.02(b)(i)
HSR Act	§ 3.05(b)
Indemnified Parties	§ 6.04(a)
Initial Outside Date	§ 8.01(b)
Intervening Event	§ 6.03(g)(ii)
IRS	§ 3.11(a)
Labor Agreement	§ 3.12(a)
Latest Balance Sheet	§ 3.08(e)
Law	§ 3.05(a)
Mailing Date	§ 2.03(a)
Material Contracts	§ 3.15(a)
Maximum Cash Share Number	§ 2.02(a)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Non-Election Shares	§ 2.01(a)(iii)
Opinion	§ 3.26
Option Cash Consideration	§ 2.06(a)
Option Cost	§ 2.06(a)
Outside Date	§ 8.01(b)
Owned Real Property	§ 3.13(a)
Parent	Preamble
Parent Board	Recitals
Parent By-laws	§ 4.02
Parent Charter	§ 4.02
Parent Common Stock	§ 4.03(a)
Parent Disclosure Schedule	Article IV
Parent Equity Interests	§ 4.03(c)
Parent Preferred Stock	§ 4.03(a)

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Defined Term	Location of Definition
Parent SEC Reports	§ 4.07(a)
Parent Share	§ 4.03(a)
Parent Share Issuance	§ 4.12
Parent Termination Fee	§ 8.03(b)(iv)
party	Preamble
Performance Contingent RSUs	§ 3.03(b)
Pre-Closing Period	§ 5.01(a)
Proxy Statement/Prospectus	§ 6.01(a)
PSU Cost	§ 2.06(d)
Requisite Regulatory Approvals	§ 7.01(c)
Sarbanes-Oxley Act	§ 3.08(a)
SEC	Article III
Securities Act	§ 3.05(b)
Share	§ 2.01(a)
Shortfall Number	§ 2.02(b)(ii)
Stock Consideration	§ 2.01(a)(i)
Stock Election	§ 2.01(a)(i)
Stock Election Shares	§ 2.01(a)(i)
Superior Proposal	§ 6.03(g)(iii)
Surviving Corporation	§ 1.01
Termination Date	§ 8.01
Termination Fee Collection Costs	§ 8.03(f)
Trade Control Laws	§ 3.20(d)
Transaction Litigation	§ 6.11

Section 9.04          Interpretation and Rules of Construction. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to (i) Parent if such documents, materials or information were available for review by Parent or its Representatives through the electronic data room hosted by Datasite LLC and (ii) the Company if such documents, materials or information were delivered electronically to the Company or its Representatives by Parent or its Representatives in connection with the Transactions or, in either case, disclosed in a Company SEC Report or a Parent SEC Report, as applicable, filed and publicly available at least three (3) Business Days prior to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

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When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

Section 9.05          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.06          Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (including and as qualified by the Company Disclosure Schedule), with respect to the Company, and Article IV (including and as qualified by the Parent Disclosure Schedule), with respect to Parent, which representations and warranties by the Company and Parent constitute the sole and exclusive representations and warranties of the Company and Parent in connection with this Agreement or the Transactions, (a) no party makes, no party has made, and no party is relying on or has relied on, any representations or warranties relating to itself or its businesses or otherwise in connection with this Agreement or the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to such party or its businesses or otherwise in connection with this Agreement or the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives, whether received prior to or after the date of this Agreement, are not and shall not be deemed to be or to include representations or warranties (unless such material or information is the subject of any representation or warranty set forth in this Agreement) and none of Parent or Merger Sub will have any claim against any member of the Company Group, or any of their respective Affiliates, stockholders or Representatives, or any other person with respect thereto.

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Section 9.07          Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.08          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain liable for all of such obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.09          Parties in Interest. Other than (a) the provisions of Section 6.04 (which is for the benefit of the persons covered thereby and may be enforced by such persons), (b) if the Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration in accordance with Article II and (c) following a valid termination of this Agreement pursuant to Article VIII, subject to Section 8.02 and the last sentence of this Section 9.09, the right of the Company, on behalf of the stockholders of the Company (who are third party beneficiaries hereunder solely to the extent necessary for this clause (c) to be enforceable), to pursue damages, this Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (c) of this Section 9.09 with respect to the recovery of damages based on the losses suffered by the stockholders of the Company shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as agent for the stockholders of the Company, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to and run with the Shares and be transferred therewith.

Section 9.10          Remedies; Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.03) to (a) seek an Order of specific performance to enforce the observance and performance of such covenant or obligation and (b) seek an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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Section 9.11          Governing Law.

(a)               This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another jurisdiction other than the State of Delaware to otherwise govern this Agreement.

(b)               The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the parties hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by any party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9.02; and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 shall be deemed effective service of process on such party.

Section 9.12          Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13          Amendment. This Agreement may be amended by the parties by action taken by or on behalf of the Company Board or Parent Board, as applicable, at any time prior to the Effective Time; provided, that, after receipt of the Company Stockholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise require the approval of the stockholders of the Company under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

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Section 9.14          Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.15          Disclosure Schedules. The parties agree that any reference in a particular Section of the Company Disclosure Schedule or the Parent Disclosure Schedule (each a “Disclosure Schedule”) shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such disclosure. Certain items and matters may be listed in a Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty (a) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would constitute a Company Material Adverse Effect or Parent Material Adverse Effect and (b) shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including any Intellectual Property rights) or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement. All descriptions of any document included in a Disclosure Schedule do not purport to be a complete statement of the material terms of such document and are qualified in their entirety by reference to such document, including any and all exhibits, annexes, addendums and other documents attached thereto and any amendments, supplements and other modifications thereto, in each case, to the extent made available to the Company or Parent, as applicable. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract or agreement, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 9.16          Counterparts. This Agreement may be executed and delivered (including by electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Boston Scientific Corporation
By /s/ Michael F. Mahoney
Name: Michael F. Mahoney Title: Chief Executive Officer
PINEHURST MERGER SUB, INC.

By /s/ Michael F. Mahoney
Name: Michael F. Mahoney Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Penumbra, Inc.
By /s/Adam Elsesser
Name: Adam Elsesser Title: CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Second Amended and Restated Certificate of Incorporation of the Surviving Corporation